Exhibit 10-AAxx

TRADE RECEIVABLES PURCHASE AGREEMENT

This Trade Receivables Purchase Agreement (together with all amendments, supplements, restatements, replacements, substitutions, exhibits, and schedules hereto, and each Obligor Letter executed in connection herewith, this “Agreement”) is made as of this 23rd day of May, 2007, among TECH DATA CORPORATION, a Florida corporation, with offices at 5350 Tech Data Drive, Clearwater, Florida 33760 (“Tech Data”) and each of its wholly owned domestic subsidiaries that executes this Agreement or that executes a Supplement hereto substantially in the form of Exhibit A (Tech Data and each such subsidiary, individually, a “Company” and collectively, the “Companies”), SUNTRUST BANK, a Georgia banking corporation (referred to herein as “SunTrust”), BNP PARIBAS, a bank organized under the laws of France acting through its New York branch (referred to herein as “BNP”, and together with SunTrust as “Purchasers”), and SunTrust Bank, in its capacity as administrative agent for Purchasers (in such capacity, the “Purchasers’ Agent”).

RECITALS

WHEREAS, each Company solicits orders for its goods and services sold in the ordinary course of business to customers located in the United States, which purchases by such customers are solely for their business, commercial or organizational purposes and use, and not for their personal, family or household use;

WHEREAS, Tech Data and SunTrust entered into a certain Trade Receivables Purchase Facility Agreement dated as of May 26, 2005, as amended by a certain First Amendment to Trade Receivables Purchase Facility Agreement dated as of September 12, 2005 (as so amended, the “Existing Agreement”) providing for the sale and purchase of certain of such accounts receivable generated from the sale of such goods and services;

WHEREAS, certain modifications to the Existing Agreement are desired, including without limitation, the addition of another bank to purchase, along with SunTrust, such accounts receivable, and an increase in the maximum amount of such accounts receivable that may be offered for sale to Purchasers;

WHEREAS, SunTrust is willing to consent to such requests, and BNP is willing to enter into this Agreement, in each case subject to the terms, conditions and requirements set forth in this Agreement; and

WHEREAS, each Company desires to offer to sell to Purchasers, pursuant to this Agreement, certain of such accounts receivable to certain of its customers as approved by Purchasers as provided herein, and Purchasers have agreed to purchase certain of such accounts receivable in accordance with the terms of this Agreement and in strict reliance upon the warranties, representations, covenants and indemnities of the Companies as provided herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions.

In addition to the other terms defined in this Agreement, the following terms whenever used in this Agreement shall have the respective meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of such defined terms):

“Actions” shall mean any Commercial Dispute or any demand, suit, legal action or proceeding, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise.

“Adjustment(s)” means, with respect to each Eligible Receivable offered for purchase, as of each Purchase Date, the aggregate of:

(i) all discounts and allowances to which each Obligor would be entitled if it made full payment on such Eligible Receivable on the most expeditious basis or in the shortest term or satisfied any other conditions or requirements for such discounts and allowances;

(ii) all returns, replacements and credits relating to or regarding such Eligible Receivable, known at the Purchase Date; and

(iii) all partial payments received or collected on or prior to any date of determination of such Adjustment with respect to the Eligible Receivables.

“Affiliate” of a party shall mean any entity that is owned by, owns or is under common control with such party or its ultimate parent.

“Applicable Margin” shall be determined based on the S&P Rating and Moody’s Rating for each Obligor or any Guarantor therefor as set forth in such Obligor Letter for each Obligor, or as otherwise agreed in writing by Tech Data and Purchasers with respect to such Obligor.

“Bankruptcy Exception” shall mean, in respect of any agreement, contract or commitment, any limitation thereon with respect to enforceability imposed by any bankruptcy, conservatorship, receivership, insolvency, moratorium, or similar laws affecting creditors’ rights generally, and any limitation imposed on the remedies of specific performance and injunction and other forms of equitable relief applied at the discretion of the court before which any proceedings therefor may be brought.

“Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus one-half of one percent (1/2%), and (ii) the rate of interest in effect for such day as publicly announced from time to time by SunTrust as its “prime rate.” The “prime rate” is a rate set by SunTrust based on various factors, including SunTrust’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by SunTrust shall take effect at the opening of business on the day specified in the public announcement of such change.

“Books and Records” shall mean any Company’s books and records relating to its Receivables, including all Eligible Receivables offered for purchase pursuant to this Agreement and all Purchased Receivables, and all associated Invoices and all related documents and information.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia, are authorized or required by law to close.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall have the meaning given to such term in the Credit Agreement.

“Collections” shall refer to all monies collected with respect to the Purchased Receivables.

“Commercial Dispute” shall mean (i) any returns, replacements, chargebacks, credits and any other Adjustments relating to any Purchased Receivable, (ii) any disputes or claims (including, without limitation, any dispute alleged as to price, invoice terms, quantity, or quality, breach of contract, warranty, representation, or covenant by any Company in respect of any Purchased Receivable, or late or wrongful delivery and related claims of release from liability, counterclaim or any alleged claim of deduction, offset, set-off, recoupment, counterclaim or otherwise) arising out of, or in connection with, all or any portion of a Purchased Receivable or any other transaction related thereto, or (iii) non-payment, in whole or in part, within one hundred twenty (120) days past the Due Date for such Purchased Receivable for any other reason or cause other than Financial Inability to Pay.

“Company Guaranty” shall mean the agreement of each Company to guaranty the payment and performance of the obligations of each other Company pursuant to this Agreement under the provisions of Section 14.

“Confidential Information” shall mean confidential or proprietary information about any party, including but not limited to such party’s marketing philosophy and objectives, competitive advantages and disadvantages, pricing, accountholder and customer names and addresses, financial results, systems (including computer systems, owned or licensed software, and systems’ screens, capabilities, outputs and functions), operating procedures, manuals and practices, sales volume(s), Goods mix or other information regarding the business or affairs of each party and its Affiliates, which such party reasonably identifies to the other party in writing as being confidential and/or proprietary; provided, however, that in no event shall “Confidential Information” constitute information of one party (the “first party”): (i) known to the other party prior to the commencement of discussions between the parties hereto leading up to the execution of this Agreement and from a source other than the first party hereto, free of any obligation to keep it confidential; (ii) in the public domain or made available publicly on a non-confidential basis from a third party source other than through disclosure known to the other party to be unauthorized; or (iii) independently developed by or lawfully known to such other party prior to the date of disclosure of such information by the first party hereto.

“Control Agreement” shall mean a deposit account control agreement, a blocked account agreement, or an investment account control agreement, in form and substance satisfactory to Purchasers and Purchasers’ Agent with respect to each Purchasers Deposit Account and each Purchasers Proceeds Investment Account by and among the Purchasers’ Agent, each Company, and the financial institution or securities intermediary with which each Purchasers Deposit Account or Purchasers Proceeds Investment Account is maintained.

“Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of March 20, 2007, by and among Tech Data Corporation, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto, as the same may be amended or replaced from time to time.

“Credit and Collection Policies and Procedures” shall mean those credit and collection policies and procedures delivered and certified to Purchasers by Tech Data as of the date of this Agreement.

“Default” shall mean any event or condition that constitutes an Event of Default or that with the giving of any required notice or lapse of time or both would become an Event of Default.

“Dilution” shall mean, for any Period, the aggregate amount of all Purchased Receivables not paid when due by the Obligors for any reason other than their respective Financial Inability to Pay.

“Discount Percentage” shall mean the percentage calculated as set forth in Schedule 2.

“Dollar” or “$” shall refer to the lawful currency of the United States of America.

“Due Date” shall mean the date indicated on the Invoice for any Receivable as the date when final payment in full is due to be made with respect to such Receivable.

“Eligible Receivables” shall mean Receivables that meet the following eligibility criteria:

(1)	Obligors on such Receivables at the time of purchase must:

(a)	not have (i) filed a petition for relief, or have filed against them a petition under federal, state or foreign bankruptcy law or statute or any other similar Laws, including, but not by way of limitation, any relief sought for or against any Obligor under Laws dealing with or relating to receivership, insolvency, conservatorship, moratorium, reorganization, arrangement, dissolution or liquidation or the inability to pay its debts; (ii) had appointed a custodian, receiver, liquidator, trustee or sequestrator or similar official relative to any part of its assets; (iii) made an assignment for the benefit of its creditors or admitted in writing its inability, or be generally unable, to pay its debts as such debts become due; or (iv) dissolved or taken steps to dissolve (other than pursuant to a consolidation, amalgamation, merger or corporate reorganization) or wind up its business; provided, however, that an Obligor may be approved in advance by Purchasers notwithstanding the application of this subsection (a);

(b)	not be the subject of any threatened or pending Actions (other than Commercial Disputes arising in the ordinary course of business which alone or in the aggregate do not constitute a material portion of the Receivables) asserted by or against any Company or Purchasers or have caused any loss on the part of any Company or Purchasers as a result of any fraud; and

(c)	satisfy the applicable requirements set forth in the Obligor Letter for such Obligor; and

(2)	Receivables at the time of purchase must:

(a)	be an “account” or “payment intangible” (within the meaning of Article 9 of the UCC), be generated from an Obligor which meets the criteria set forth in clause (1) of this definition, and arise in connection with purchases of Goods solely for business, commercial or organizational purposes and use, and not for personal, family or household use, and which transactions do not constitute consumer lending or the extension of credit by any Company to an Obligor for personal, family or household use or private consumption and not subject to any consumer protection laws;

(b)	provide for repayment in full of the unpaid balance thereof not later than ninety (90) days from the date of the applicable Invoice;

(c)	not be charged off by any Company;

(d)	not be past due;

(e)	not be subject to any security interests, liens, security filings, rights of set-off, or other claims or encumbrances against any Company;

(f)	be a United States transaction and be denominated in Dollars;

(g)	not constitute, in whole or in part, any interest, late charges or late fees or arise or stem from any progress payments, incomplete projects or partially performed services;

(h)	neither contravene any Law nor be the subject of any pending or threatened Actions;

(i)	be established and documented pursuant to the selling Company’s policies and procedures in the ordinary course of business;

(j)	be Receivables for which the selling Company is in possession of the related contract file;

(k)	be Receivables for which Purchasers’ respective ownership interests in such Receivables are perfected under the UCC and other applicable laws;

(l)	be Receivables that are in full force and effect and as to which the selling Company shall have performed all of its obligations and requirements necessary so as to have such Receivables constitute the binding and enforceable obligation of the respective Obligors for the full amounts thereof in accordance with their respective terms and not subject to any Commercial Disputes at the time of sale thereof; and

(m)	be Receivables that satisfy all applicable requirements, if any, of the Credit and Collections Policies and Procedures.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Excluded Taxes” shall mean, with respect to the Purchasers’ Agent, any Purchaser or any other recipient of any payment to be made by or on account of any obligation of any

Company hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Purchaser, in which its applicable office of the purchase of Eligible Receivables is located, (b) any branch profits or taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Company is located, and (c) except as provided in the following sentence, in the case of a Foreign Purchaser (other than an assignee pursuant to a request by any Company), any withholding tax that is imposed on amounts payable to such Foreign Purchaser at the time such Foreign Purchaser becomes a party hereto or is attributable to such Foreign Purchaser’s failure or inability (other than as a result of a Change in Law) to comply with Section 17.5, except to the extent that such Foreign Purchaser (or its assignor, if any) was entitled, at the time of designation of a new Purchasing Office (or assignment), to receive additional amounts from any Company with respect to such withholding tax pursuant to Section 17.1. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any Florida documentary tax.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to SunTrust on such day on such transactions as determined by the Purchasers’ Agent.

“Fee Letters” shall mean, collectively, those certain letter agreements of even date herewith (i) by and between Purchasers’ Agent and Tech Data, and (ii) by and between BNP and Tech Data.

“Financial Inability to Pay” shall mean the failure of any Obligor to make a payment with respect to any Purchased Receivable as a consequence of the Obligor: (1) instituting a proceeding seeking a judgment of insolvency or bankruptcy or other similar relief under any bankruptcy or insolvency law, (2) having instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or other similar relief under any bankruptcy or insolvency law, which proceeding results in a judgment of insolvency or bankruptcy or the entry of an order for relief or for the making of an order for its winding-up or liquidation, or such proceeding is not dismissed, discharged or stayed within ninety (90) days following the institution thereof, or (3) becoming subject to the appointment of a receiver, trustee, custodian, or other similar official for it or for all or substantially all of its assets and as a result thereof the Obligor is no longer paying its debts generally as they become due.

“Foreign Purchaser” shall mean, with respect to any Company, any Purchaser that is organized under the laws of the jurisdiction other than that in which such Company is resident for tax purposes. For purposes of this definition, the United States, each state thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Goods” shall mean goods or services sold in the ordinary course of business by a Company to an Obligor, which purchases are solely for business, commercial or organizational purposes and use, and not for personal, family or household use.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean the guarantor who is obligated under a Guaranty.

“Guaranty” shall mean any guaranty required under the terms of the Obligor Letter with respect to an Obligor, pursuant to which the Guarantor thereunder agrees to guaranty the payment and performance of the obligations of such Obligor to the Companies, or any of them, and which is either in favor of Purchasers and/or Purchasers’ Agent, for the benefit of Purchasers, or is assignable to Purchasers and Purchasers’ Agent without notice or consent of such guarantor and which is in form and substance satisfactory to Purchasers, as the same may be amended, supplemented and restated from time to time.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Initial Restatement Term” shall mean the period beginning on the date of this Agreement and continuing for 364 days, unless this Agreement is sooner terminated as provided herein.

“Invoice Amount” means, as of each Purchase Date, the total dollar amount relating to each Eligible Receivable to be purchased by Purchasers as set forth on the applicable Invoices.

“Invoices” shall mean all sales and purchase orders, invoices, bills of lading and other contractual rights relating to Receivables generated by the bona fide sale of Goods to the respective Obligors.

“IRS” shall mean the United States Internal Revenue Service.

“Laws” shall mean all applicable federal, state and local laws, rules and regulations, including, but not limited to, all statutes, laws, rules, regulations, ordinances, codes, orders, decisions, injunctions, judgments, and decrees of any governmental, judicial or administrative authority.

“LIBOR” shall mean, for any applicable Period, that rate per annum which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in Dollars of amounts comparable to the principal amount of Purchased Receivables outstanding pursuant to this Agreement offered for a term of one month, as such rate is published by Reuters and appears on the Reuters Screen ISDA Page (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the first Business Day of such Period; provided, that if Purchasers’ Agent determines that the relevant foregoing sources are unavailable for the relevant Period, LIBOR shall mean the rate of interest determined by Purchasers’ Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to United States money center banks in the London interbank market as of 11:00 a.m. (London, England time) on the first Business Day of such Period; and

(ii) a percentage equal to 1.00 minus the stated maximum rate of all reserve requirements (expressed as a decimal) as specified in Regulation D of the Board of Governors of the Federal Reserve System then applicable to any Purchaser (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that would be applicable on the first Business Day of the relevant Period during which LIBOR is to be applicable to Eurocurrency liabilities in an amount substantially equal to the principal amount of the Purchased Receivables outstanding pursuant to this Agreement and with a maturity date as of the last day of the relevant Period, all as reasonably determined by Purchasers’ Agent, such sum to be rounded up to the nearest whole multiple of 1/100 of 1%.

“Lien” shall mean any lien, claim, encumbrance, pledge, charge, security interest, title retention, assignment, financing statement, preference, priority or any other rights, restrictions, or interests of any kind, or inuring to the benefit or preference of any Person with respect to any asset.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to its business in the rating of securities.

“Moody’s Rating” shall mean the unsecured non-credit-enhanced long-term debt rating for a given Person established by Moody’s for such Person.

“New Invoice Amounts” shall mean, in the calculation of the Discount Percentage for any Settlement Date, the aggregate amount of the Eligible Receivables being purchased by SunTrust on such Settlement Date as reflected on the Invoices for such Eligible Receivables.

“Obligor” shall mean any customer to which a Company sells Goods and which is approved as an Obligor by Purchasers by execution and delivery of an Obligor Letter.

“Obligor Letter” shall mean a separate letter agreement substantially in the form of Exhibit B pursuant to which Purchasers approve a given customer as an “Obligor” hereunder.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other agreement related hereto, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other agreement related thereto.

“Period” shall refer to the period between Purchase Dates or Settlement Dates.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental authority.

“Pro Rata Interest” shall mean, with respect to each Purchaser at any time, such Purchaser’s interest in any payments or other proceeds with respect to any Purchased Receivables or other Purchased Assets, which shall be (i) so long as no Purchaser has become a Non-Funding Purchaser pursuant to Section 2.7, a percentage equal to such Purchaser’s Purchase Commitment Percentage at such time, and (ii) at any time when any Purchaser has become a Non-Funding Purchaser, a percentage equal to (x) the aggregate outstanding amount of interests in Purchased Receivables actually purchased as of such time by such Purchaser, divided by (y) the aggregate outstanding amount of all Purchased Receivables of all Purchasers as of such time (expressed as a percentage).

“Program Fee” shall mean a fee equal to the Receivables Balance on any given Settlement Date multiplied by the Program Fee Percentage on such Settlement Date.

“Program Fee Percentage” shall be the percentage calculated as set forth in Schedule 2 attached hereto.

“Purchase Commitment” shall mean, at any date with respect to each Purchaser, the aggregate amount of interests in Eligible Receivables outstanding at any time committed to be purchased by such Purchaser as of such date under this Agreement. As of the Restatement Date, and thereafter through the termination or expiration of this Agreement, the respective Purchase Commitment for each of SunTrust and BNP is $125,000,000, or such other amount as may hereafter be agreed in writing by Tech Data, each Purchaser and Purchasers’ Agent.

“Purchase Commitment Percentage” shall mean, at any date with respect to each Purchaser, (x) such Purchaser’s Purchase Commitment in effect on such date, divided by (y) the aggregate amount of Purchase Commitments in effect on such date for all Purchasers (expressed as a percentage). As of the Restatement Date, and thereafter through the termination or expiration of this Agreement, the Purchase Commitment

Percentage for each of SunTrust and BNP is fifty percent (50%), or such other percentage as may hereafter be agreed in writing by Tech Data, each Purchaser and Purchasers’ Agent.

“Purchase Date” shall mean each date on which any Eligible Receivable and the related Purchased Assets are purchased from any Company pursuant to this Agreement which, unless otherwise agreed, shall be a date listed on Schedule 1, as amended and supplemented from time to time.

“Purchase Price” shall mean the purchase price paid to Tech Data for the account of the selling Company in Dollars for the Receivables being purchased pursuant to this Agreement, which shall be in an amount computed according to the following formula:

(1.000 - Discount Percentage (expressed as a decimal))

x (Invoice Amounts - Adjustments)

“Purchased Assets” shall mean, with respect to each Eligible Receivable sold by any Company pursuant to this Agreement, all of the selling Company’s rights, title and interests in and to such Receivable (absolutely and without reservation by such Company of any ownership or other interests), including without limitation, all Invoices evidencing such Receivable and all related rights, claims, supporting obligations, remedies, benefits and other rights and interests as described in the definition of “Receivables.”

“Purchased Receivables” shall mean the Receivables that have been purchased, or deemed to have been purchased, from a Company pursuant to the provisions of this Agreement.

“Purchasers Deposit Account” shall refer, individually and collectively, to any bank account established for the purpose of receiving payments and other monies and proceeds collected with respect to Receivables, which shall be maintained with a bank satisfactory to Purchasers’ Agent and Purchasers, and shall be subject to a Control Agreement in favor of Purchasers’ Agent and Purchasers in form and substance satisfactory to Purchasers’ Agent and Purchasers.

“Purchasers Indemnitees” shall mean, collectively, each Purchaser and its respective affiliates, and their respective officers, employees, directors and agents, and Purchasers’ Agent and its affiliates, and their respective officers, employees, directors and agents.

“Purchasers Proceeds Investment Account” shall refer, individually and collectively, to any investment account established for the purpose of investing proceeds of Receivables, which shall be approved by Purchasers’ Agent and Purchasers in writing in advance, shall be established with a bank or other financial institution satisfactory to Purchasers’ Agent and Purchasers, and shall be subject to a Control Agreement in favor of Purchasers’ Agent and Purchasers, in form and substance satisfactory to Purchasers’ Agent and Purchasers.

“Purchasing Office” shall mean, as to any Purchaser, the office or offices of such Purchaser located in the United States described as such in this Agreement, or such other office or offices located in the United States as any Purchaser may from time to time notify Tech Data and Purchasers’ Agent.

“Receivable Adjustment” shall mean the Dollar amount which may be properly deducted from the amount due under a Purchased Receivable as the result of the settlement of a Commercial Dispute.

“Receivables” shall mean any account, receivable, account receivable, indebtedness, other receivable, contract right, chose in action, and general intangible arising out of and related to accounts and related inventory, chattel paper, documents and proceeds thereof, wherever located, arising out of the sale of Goods to an Obligor by any Company; all Invoices; all rights to payment of any interest, finance, returned check or late charges, if any, in respect of amounts due under any Invoices; all indebtedness and other obligations owed to such Company as a result of the sale of such Goods pursuant to the Invoice; any and all rights and remedies as to stoppage in transit, reclamation, return and repossession and rights of an unpaid seller, and all returned, reclaimed, and repossessed Goods sold or financed pursuant thereto; all rights as to any Goods or other property, contracts of indemnity, letters of credit, guaranties or sureties, (including without limitation, all Guaranties), pledges, hypothecations, mortgages, chattel mortgages, security agreements, deeds of trust, proceeds of insurance, and other collateral, liens or proceeds thereof at any time constituting supporting obligations for the Receivables; any proceeds of the foregoing; and any and all other rights, remedies, benefits and interests, both legal and equitable, to which such Company may be entitled in respect of any of the foregoing, including, but not limited to, any rights, remedies, benefits, and interests set forth in the UCC with respect to “accounts”, “payment intangibles” and “supporting obligations.”

“Receivables Balance” means the total net outstanding balance of all Purchased Receivables previously purchased by Purchasers from a Company as of any applicable Purchase Date.

“Receivables List” shall mean a list of Eligible Receivables of Tech Data and/or any other Company to be delivered to Purchasers pursuant to the terms of this Agreement (which list may be in the form of hard copy, facsimile or electronic transmission) identifying such offered Eligible Receivables in a form satisfactory to Purchasers, together with a summary receivable aging report for the Eligible Receivables included on such Receivables List, and which shall include the following information regarding the Eligible Receivables:

(a) a summary of the Eligible Receivables offered to be sold by each Company on such Purchase Date;

(b) the original terms on which the Eligible Receivables offered to be sold on such Purchase Date are owed, including the Due Dates;

(c) the respective Obligors by whom they are payable;

(d) a preliminary funding summary estimating the amounts to be paid by Purchasers for such Eligible Receivables; and

(e) all other data or information otherwise requested by Purchasers in connection with such Eligible Receivables.

“Receivables Report” shall mean each report which is required to be delivered to Purchasers under Section 4.3(1).

“Removal Letter” shall mean a letter agreement substantially in the form of Exhibit C hereto, pursuant to which a Person which is an Obligor is removed from this Agreement as an “Obligor.”

“Removed Obligor” shall mean a Person which has been an Obligor but which has been removed from this Agreement as an Obligor pursuant to the terms of a Removal Letter.

“Renewal Term” shall mean any term, after the Initial Restatement Term, for which this Agreement is extended in accordance with the provisions of Section 12.1.

“Repurchase Receivable” shall mean a Purchased Receivable which has been repurchased by the selling Company in accordance with the provisions of Section 5.3 or 5.6.

“Restatement Date Discount Percentage” shall have the meaning set forth in Schedule 2 attached hereto.

“Restatement Date” shall mean May 23, 2007.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to the business of such division in the rating of securities.

“S&P Rating” shall mean the unsecured non-credit-enhanced long-term debt rating for a given Person established by S&P for such Person.

“Sales Report” shall mean each report which is required to be delivered to Purchasers under Section 8.6.

“SPV” shall mean Tech Data Finance SPV, Inc., a Delaware corporation.

“SPV Receivables Purchase Agreement” shall mean the Receivables Purchase and Servicing Agreement dated as of May 19, 2000, between Tech Data and SPV, as the same has been, and may hereafter be, amended, supplemented, restated and otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.

“Settlement Date” shall mean each date on which the parties effectuate the settlement procedures set forth in Section 4.3, which, unless otherwise agreed, shall be a date listed on Schedule 1, as amended and supplemented from time to time.

“Settlement Date Discount Percentage” shall have the meaning set forth in Schedule 2 attached hereto.

“Supplement” shall mean a supplement substantially in the form of Exhibit A attached hereto, executed by each Person becoming a Company hereunder and a party to this Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” shall mean the sales and purchases of such accounts receivable, and all related transactions, contemplated by this Agreement.

“UCC” shall mean the Uniform Commercial Code, as in effect in the applicable jurisdiction from time to time.

“Unpaid Balance” shall mean, with respect to any Receivable, the aggregate amount required to prepay in full the principal of, and all interest, finance, prepayment and other fees or charges of any kind payable in respect of, such Receivable.

“Unresolved Dispute Amount” shall mean that portion of a Purchased Receivable which is subject to a Commercial Dispute.

Section 2. Purchase and Sale of Receivables.

2.1 Each Company may from time to time during the term of this Agreement offer for sale to Purchasers, and Purchasers shall, so long as no Default or Event of Default has occurred and is continuing, purchase, upon the terms and subject to the conditions contained herein, all rights, title and interests in and to Eligible Receivables, including but not limited to all Invoices relating to such Eligible Receivables; provided, however, that in addition to such terms and conditions, if any party has given notice of termination pursuant to Section 12.2(h), no Purchaser shall have any obligation to purchase any Eligible Receivables at any time following the giving of such notice and through the effective date of such termination if the “Obligor Ratings Requirement” as specified in the applicable Obligor Letter shall not be satisfied at any such time. Receivables to be so purchased shall not represent any late charges or late fees either to which any Company is contractually entitled or which have been billed to any Obligor as of any Purchase Date, and all of such amounts shall be excluded from the Receivables to be so purchased. The aggregate amount of the Purchased Receivables from all of the Companies which have been purchased by Purchasers hereunder and are outstanding at any given time shall not exceed the aggregate Purchase Commitments then in effect, except as otherwise agreed by Purchasers in their sole discretion. The purchase and sale of Receivables pursuant to this Agreement shall be promptly notified to the Obligors.

2.2 Eligible Receivables to be purchased and sold will be those specified in accordance with the procedure set forth in Section 3 below, including those to be purchased on the Restatement Date.

2.3 In connection with each sale of Eligible Receivables to Purchasers, each Company shall sell, transfer, and assign to each Purchaser an undivided fifty percent (50%) interest (or, to the extent provided in Section 2.7 below, a one hundred percent (100%) interest to any Funding Purchaser) in all of such Company’s rights, title and interests in and to such Receivables, absolutely and without reservation by such Company of any ownership or other interests, including without limitation, all Invoices evidencing or otherwise relating to such Receivables and Purchased Assets.

2.4 Eligible Receivables shall be offered for sale by the Companies pursuant to this Agreement not more frequently than twice each calendar month after the Restatement Date unless otherwise agreed by Purchasers. Unless otherwise agreed by Tech Data and Purchasers, the Purchase Date[s] for each calendar month shall be the date[s] set forth on Schedule 1 (unless any such date does not fall on a Business Day, in which event such Purchase Date shall occur on the immediately following Business Day).

2.5 Each Company shall offer for sale to Purchasers only those Receivables that are Eligible Receivables.

2.6 In addition to the other provisions of this Agreement and applicable Laws, each Company hereby assigns all of its rights under each Guaranty to Purchasers’ Agent for the benefit of Purchasers and of Purchasers’ Agent. Upon request from Purchasers’ Agent, each Company will execute and deliver a written confirmation of such assignment of any such Guaranty, in form and substance satisfactory to Purchasers’ Agent.

2.7 The obligations of Purchasers hereunder to purchase Eligible Receivables are several, based on their respective Purchase Commitment Percentages, and not joint; provided, however, that if any Purchaser (a “Non-Funding Purchaser”) shall fail to purchase its Purchase Commitment Percentage of any Eligible Receivable as required herein, the other Purchaser (a “Funding Purchaser”) shall, to the extent otherwise required herein, purchase a one hundred percent (100%) interest in such Eligible Receivable, but in no event shall such Funding Purchaser make any such purchase where the aggregate amount of such Funding Purchaser’s ownership interests in the Purchased Receivables from all the Companies purchased by such Funding Purchaser hereunder and outstanding at any time would exceed such Funding Purchaser’s Purchase Commitment; and provided, further, that nothing in this Section shall be deemed to limit or restrict any rights or remedies of any Company under this Agreement with respect to such Non-Funding Purchaser for any breach or default by such Non-Funding Purchaser of its obligations hereunder.

Section 3. Transmission of Receivables Information and Purchase Procedure.

3.1 Tech Data, on behalf of itself and each other Company offering Eligible Receivables for purchase, shall deliver to each Purchaser before 2:00 p.m. (Atlanta, Georgia time) not later than one Business Day immediately preceding each proposed Purchase Date, or at mutually agreed upon intervals, a Receivables List. If agreed to by a Purchaser, delivery of the Receivables List may be satisfied as to such Purchaser, in whole or in any part, through direct electronic or Internet access by such Purchaser to each selling Company’s systems and databases (or that of such Company’s third party provider of Receivables services, if such access is approved by the third party provider) to view or retrieve the information specified above, at no cost to such Purchaser. Each Company shall timely deliver to Purchasers, in a mutually acceptable form, all other data or information otherwise requested by Purchasers’ Agent, on behalf of any Purchaser, in order to purchase such Eligible Receivables under this Agreement.

3.2 Each Purchaser shall have the right to inspect, during each Company’s normal business hours upon at least one (1) Business Day’s prior notice, and to request and obtain copies of, each Company’s Books and Records relating to Eligible Receivables, in each case with such notice or request to be given or made by Purchasers’ Agent on behalf of any Purchaser.

3.3 The Books and Records maintained by each Company relating to Purchased Receivables and the collection by each Company of Purchased Receivables shall be clearly identifiable for all purposes (including audit purposes) and shall clearly reflect that all rights, title and interests in the Purchased Receivables have been sold, transferred and assigned. Such Books and Records shall include information sufficient to permit identification of the respective percentage interests owned by the Purchasers in the Purchased Receivables and the particular Purchased Receivables to which amounts collected in respect of the Purchased Receivables and other Purchased Assets are attributable. Each Purchaser (including its auditors, legal counsel or accountants retained by such Purchaser) may inspect and request copies of such Books and Records relating to Purchased Receivables at any time at each Company’s offices during normal business hours and upon notice given by Purchasers’ Agent, on behalf of any Purchaser, at least one (1) Business Day in advance to such Company. Each Company shall (i) bear responsibility for ensuring that Purchasers have the right to inspect, obtain copies, and gain access to any such Books and Records held or maintained by any third party, and (ii) bear any loss occasioned by any Purchaser’s inability to obtain access to information with respect to such Purchased Receivables from the Books and Records.

3.4 The payment for the purchase and sale of the Purchased Receivables shall occur pursuant to Section 4 hereof. The Purchase Date for each sale of Eligible Receivables shall be deemed to occur on the date Purchasers’ Agent enters the purchase of such Eligible Receivables in its books and records (including entries which may be made electronically to books and records kept on Purchasers’ Agent’s computer systems). If any Company fails to deliver to Purchasers’ Agent any documents evidencing any of the Purchased Receivables, including documentation of the Invoice and delivery tracking numbers with respect to any such Purchased Receivables (and which each such Company shall hold as bailee for Purchasers’ Agent and Purchasers), immediately upon request (or, in the case of documentation evidencing the actual delivery of Goods giving rise to such Eligible Receivables, as soon as practicable following such request by Purchasers’ Agent, but in any event not later than 15 days following such request), then Purchasers may require such Company to repurchase such Receivables in accordance with the procedures set forth in Section 5.

Section 4. Payment and Purchase Price.

4.1 The purchase of Receivables by Purchasers pursuant to this Agreement on each Purchase Date shall vest in Purchasers full legal, equitable and beneficial title in and to each Receivable purchased on such Purchase Date on the terms and subject to the terms and conditions of this Agreement, with each such Purchaser to receive and hold an undivided interest therein equal to its Purchase Commitment Percentage (or, to the extent provided in Section 2.7 above, a one-hundred percent (100%) interest therein to be held by any Funding Purchaser). The entry of the purchase of such Receivables by Purchasers’ Agent in its books and records shall constitute conclusive evidence of the transfer of ownership of such Receivables to the respective Purchasers as provided in this Agreement.

4.2 Purchasers’ Agent, upon written direction from each Purchaser and on behalf of each Purchaser from the funds made available by it to Purchasers’ Agent, shall pay the Purchase Price in Dollars, as set forth in Section 4.3, to Tech Data for the account of the selling Company for the Receivables being purchased. Tech Data shall, on behalf of each of the Companies, pay the Program Fee in Dollars directly to Purchasers’ Agent, for the account of each Purchaser, as set forth in Section 4.3, on each Settlement Date when (i) no Eligible Receivables are offered by any Company for sale to Purchasers hereunder, or (ii) the aggregate amount of Eligible Receivables offered by all Companies for sale to Purchasers is less than $1,000,000.

4.3 The parties shall adhere to the following settlement procedures, unless otherwise agreed by Purchasers, for so long as this Agreement remains in effect or any Receivables Balance remains outstanding, as follows with respect to the Purchase Price, Program Fee, Repurchase Receivables, and Commercial Disputes:

(1)	The Servicer shall deliver to each Purchaser, at least one Business Day prior to each Settlement Date (and at such other times as may be requested by Purchasers), an accounts aging trial balance report (the “Receivables Report”) in such form and with such detail as approved by Purchasers for all Purchased Receivables, and the Servicer and each of the Companies shall deliver to each Purchaser any other reports or other information with respect to such Purchased Receivables as may be reasonably requested by Purchasers’ Agent, on behalf of any Purchaser.

(2)	The Servicer shall pay to Purchasers’ Agent, for the account of Purchasers, on or before each Settlement Date, (i) all amounts the Servicer has collected (including any proceeds of credit insurance received in respect of any Purchased Receivables) since the preceding Settlement Date on account of Purchased Receivables or otherwise for the benefit of Purchasers, (ii) the Program Fee, if any, payable to Purchasers in accordance with their respective Pro Rata Interests, and (iii) all other amounts otherwise owed by any Company to Purchasers as of such Settlement Date.

(3)	Each Company shall identify and hold in trust for Purchasers all amounts remitted or paid to such Company, if any, on account of each Purchased Receivable from such Company as the property of Purchasers (including any proceeds of credit insurance received in respect of any Purchased Receivables), and shall immediately deposit all such funds in the Purchasers Deposit Account from time to time, subject to reconciliation on each subsequent Settlement Date.

(4)	Purchasers’ Agent shall promptly notify each Purchaser of the amount of its share, based on Section 2.7, of the amounts to be paid to or for the account of any Company in respect of the Purchase Price for the Receivables to be purchased hereunder and the Discount Percentage applicable thereto. Each Purchaser shall make such amount available to the Purchasers’ Agent in immediately available funds not later than 12:00 Noon (Atlanta, Georgia time) on the applicable Settlement Date. Upon satisfaction of the applicable conditions to such purchase, the Purchasers’ Agent shall make available to Tech Data for the account of the applicable Companies the amounts received by the Purchasers’ Agent from Purchasers. If Purchasers’ Agent shall have received written direction from a Purchaser on or prior to 10:00 a.m. on any Settlement Date that such Purchaser will make available to Purchasers’ Agent such Purchaser’s share of the applicable Purchase Price, Purchasers’ Agent may assume that such Purchaser has made such share available on such date and may, in reliance on such assumption, make available to Tech Data, for the account of the applicable Companies, a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Purchase Price available to Purchasers’ Agent, then the applicable Purchaser agrees to pay to Purchasers’ Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Tech Data, for the account of the applicable Companies, to but excluding the date of payment to Purchasers’ Agent, at (i) the greater of (x) the Federal Funds Rate, and (y) an overnight rate determined by Purchasers’ Agent in accordance with prevailing banking industry customs and practices for interbank compensation; provided, however, that if such amount remains unpaid for a period longer than two (2) Business Days, such interest rate shall increase to an amount equal to the Base Rate plus an additional one percent (1.00%) per annum.

(5)

Except as otherwise expressly provided herein, all payments by any Company hereunder shall be made to Purchasers’ Agent, for the account of the respective Purchasers to which such payment is owed, at Purchasers’ Agent’s designated office in immediately available funds on the applicable Settlement Date or as otherwise due hereunder. Purchasers’ Agent will promptly distribute to each Purchaser its applicable share of such payment in like funds. Unless Purchasers’ Agent shall receive notice from a

Company prior to the date on which any payment is due to Purchasers’ Agent for the account of Purchasers that such Company will not make such payment, Purchasers’ Agent may assume that such Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Purchasers the amount due. In such event, if such Company has not in fact made such payment, then each Purchaser severally agrees to repay to Purchasers’ Agent forthwith on demand the amount so distributed to such Purchaser in immediately available funds with interest thereon, from each day from and including the date such amount is distributed to it, to but excluding the date of payment to Purchasers’ Agent, at the greater of (i) the Federal Funds Rate, and (ii) an overnight rate determined by Purchasers’ Agent in accordance with prevailing banking industry customs and practices for interbank compensation.

(6)	The obligations owed by the parties to one another as of each Settlement Date shall be netted against one another. All payments to be made by Purchasers’ Agent on behalf of Purchasers to any Company, and all payments to be made by any Company to Purchasers’ Agent for the account of Purchasers hereunder, shall be made in Dollars in same day funds in time to be credited in accordance with normal banking procedures on the day when such payment is due and payable in accordance with the most current written wire instructions previously provided by one party to the other parties.

(7)	Whenever any payment to be made by one party to the other shall become due on a day other than a Business Day, payment shall be due on the immediately following Business Day, including as provided in Section 2.4.

Section 5. Risk of Loss.

5.1 Except as specified herein below, Purchasers are assuming the risk of loss or non-payment, relative to Purchased Receivables, which is due solely to the respective Obligors’ Financial Inability to Pay on the date payment is due. Each Company retains all risk of loss or non-payment due in whole or in part to any Commercial Dispute.

5.2 If an Obligor does not pay all or any portion of a Purchased Receivable when such Purchased Receivable is due and payable on account of a Commercial Dispute (other than on account of a Commercial Dispute described in clause (iii) of the definition of “Commercial Dispute”), the selling Company may attempt to resolve with such Obligor the non-payment during the sixty (60) day period immediately following the earlier of (i) the date such Company became aware of the Commercial Dispute, and (ii) the Due Date for such Purchased Receivable. The selling Company shall notify Purchasers’ Agent of any settlement of Commercial Disputes known to it after reasonable investigation and the applicable Receivable Adjustments, if any. The selling Company shall pay to Purchasers’ Agent, for the account of Purchasers, the amount of any such Receivable Adjustment in Dollars on the next Settlement Date. In the event that such Company pays to Purchasers’ Agent the Receivable Adjustment and Purchasers’ Agent or Purchasers receive payment in full of the remaining unpaid portion of such Purchased Receivable, then any further payments received by Purchasers’ Agent or Purchasers on such Purchased Receivable (but not to exceed the amount of Receivable Adjustment actually paid by such Company to Purchasers’ Agent) shall be remitted to such Company and such Receivable Adjustment shall not be considered as an Adjustment for any further purpose under this Agreement. Neither Purchasers’ Agent nor any Purchaser shall have any duty to investigate the bona fide nature or the validity of any Commercial Dispute.

5.3 If a Purchased Receivable subject to a Commercial Dispute (other than a Commercial Dispute limited to the type described in clause (iii) of the definition of “Commercial Dispute”) has been outstanding for more than sixty (60) days past the applicable Due Date, then Purchasers’ Agent, upon written direction from Purchasers and on behalf of Purchasers, may require the selling Company to repurchase the Unresolved Dispute Amount. For Commercial Disputes limited to the type described in clause (iii) of the definition of “Commercial Dispute”, Purchasers’ Agent, upon written direction from Purchasers and on behalf of Purchasers, may require the selling Company to repurchase the Unresolved Dispute Amount after it has been outstanding for more than one hundred twenty (120) days past the Due Date. Subject to this Section 5.3, such Company shall repay to Purchasers’ Agent, for the account of Purchasers, the Unresolved Dispute Amount in Dollars on the next Settlement Date and upon such repurchase such Unresolved Dispute Amount shall not be considered as an Adjustment for any further purpose under this Agreement. If the Unresolved Dispute Amount is paid by such Company, and Purchasers’ Agent or Purchasers receive further payments of the remaining unpaid portion of such Purchased Receivable which, combined with the Unresolved Dispute Amount paid by such Company to Purchasers’ Agent for such Purchased Receivable, equal to or exceeds the Invoice Amount (less applicable Adjustments) with respect to such Purchased Receivable, then further payments received by Purchasers’ Agent or Purchasers on such Purchased Receivable (but not to exceed the Unresolved Dispute Amount actually paid by such Company to Purchasers’ Agent) shall be remitted to such Company or to Tech Data on behalf of such Company. If the entire Purchased Receivable balance is repaid by such Company, it becomes a Repurchase Receivable (as provided below), and each Purchaser, upon payment, shall transfer its undivided interest in the Repurchase Receivable and the rights appurtenant thereto to such Company without any warranties, representations, or recourse whatsoever, other than a representation and warranty that such Purchaser has not transferred its undivided interest in the Repurchase Receivable to any other third party and that such Repurchase Receivable is not subject to any security interest, lien or encumbrance granted or created by such Purchaser; provided, however, that such transfer shall not affect, and any Repurchase Receivable so transferred shall continue to be subject to, the security interest granted pursuant to Section 8.3 of this Agreement. In the event such Company pays Purchasers’ Agent, for the account of Purchasers, the amount necessary when added to other sums received for such Repurchase Receivable, equal to the Invoice Amount (less applicable Adjustments) of the Repurchase Receivable, then any further payments received by Purchasers’ Agent or Purchasers thereafter on such Receivable shall be remitted to such Company or to Tech Data on behalf of such Company. This repayment obligation shall apply only as set forth in this Section 5.3. In the event that such Company repays Purchasers’ Agent, for the account of Purchasers, the entire balance owing under the Purchased Receivable as provided in this paragraph, and Purchasers’ Agent or Purchasers receive further payments of the remaining unpaid portion of such Purchased Receivable from the Obligor, then further payments received by Purchasers’ Agent or Purchasers on such Receivable shall be remitted to such Company or to Tech Data on behalf of such Company. Purchasers’ Agent and Purchasers shall cooperate with such Company’s efforts to resolve and obtain payment of an Unresolved Dispute Amount.

5.4 The Servicer will direct the collection process to collect or resolve all Unresolved Dispute Amounts in accordance with the Credit and Collection Policies and Procedures.

5.5 If any Purchased Receivable shall be an amount less than that specified in the Receivables List (after giving effect to any Adjustments known on the Purchase Date) by reason of a credit issued by the selling Company or a reduction taken by an Obligor in respect of a discount or other claim, then such Company shall pay such difference to Purchasers’ Agent, for the account of Purchasers, on the next Settlement Date, or Purchasers’ Agent may, upon written direction from Purchasers at their option, deduct such payment from any payment due from Purchasers under this Agreement.

5.6 If any warranty made by any Company pursuant to this Agreement (including the warranties set forth in Section 7 below) in respect of any Purchased Receivables proves to have been inaccurate or false when deemed made hereunder, then without limiting Purchasers’ rights and remedies under this Agreement, such Purchased Receivables shall be repurchased by the selling Company on the next Settlement Date for the full amount thereof then owing to Purchasers in respect thereof.

5.7 If any Company owes Purchasers or Purchasers’ Agent any amount under this Agreement, Purchasers or Purchasers’ Agent may, in their or its sole discretion, deduct, offset or recoup the amount due and payable from any amount due or to become due under this Agreement from Purchasers or Purchasers’ Agent, including without limitation, the payment of the Purchase Price of any Purchased Receivables thereafter purchased by Purchasers, in their or its sole discretion, without any form of prior notice, and such action shall constitute payment of the such Purchase Price for purposes of this Agreement.

Section 6. Conditions to Purchase of Receivables.

6.1 Conditions to Purchases. The obligation of Purchasers to purchase any Eligible Receivables identified to Purchasers on the Restatement Date, and to purchase any additional Eligible Receivables on any Settlement Date thereafter, is subject to the fulfillment, to the satisfaction of each Purchaser, of each of the conditions precedent set forth below:

(1)	Purchasers’ Agent shall have received a counterpart of this Agreement (and, if applicable, a Supplement for each Company in addition to Tech Data) and an Obligor Letter with respect to each Obligor, each of which shall be in form and substance satisfactory to Purchasers, and shall be duly executed by each Company and the other parties thereto;

(2)	Purchasers’ Agent shall have received each original Guaranty required under an Obligor Letter;

(3)	Purchasers’ Agent shall have received satisfactory results of such UCC, judgment, pending litigation and tax lien searches as Purchasers’ Agent or any Purchaser shall deem necessary or appropriate, together with any such releases and terminations (or authorizations to file such releases and terminations) with respect to any matters of record as it shall have requested;

(4)	Purchasers’ Agent shall have received (i) a Control Agreement with respect to the Purchasers Deposit Account, duly executed by Tech Data, the bank at which such account has been established, and Purchasers’ Agent, (ii) a Control Agreement with respect to the Purchasers Proceeds Investment Account, duly executed by Tech Data, Purchasers’ Agent, and the bank or other financial institution at which such account has been established, and (iii) a Control Agreement with respect to any other deposit account or investment account of a Company which shall thereafter become a Purchasers Deposit Account or a Purchasers Proceeds Investment Account, duly executed by such Company, the bank or other financial institution with which such account is maintained, and Purchasers’ Agent, each of which shall be in form and substance satisfactory to Purchasers’ Agent and Purchasers;

(5)	Purchasers’ Agent shall have received evidence satisfactory to it that written notice has been sent, or is being sent simultaneously therewith, to each Obligor notifying such Obligor of the purchase hereunder of the Purchased Receivables and directing each such Obligor to make payment by separate ACH entry or other means of electronic funds transfer directly to the Purchasers Deposit Account;

(6)	Purchasers’ Agent shall have received a certificate from the Secretary of State of the State of Florida certifying that Tech Data is validly existing and in good standing in the State of Florida, and shall have received good standing certificates from each state in which Tech Data is qualified to do business;

(7)	Purchasers’ Agent shall have received certificates from the state of incorporation or formation from each Company, other than Tech Data, which is a party hereto and from each state in which such Company is qualified to do business;

(8)	Purchasers’ Agent shall have received certificates from the secretary or assistant secretary of each Company, certifying such Company’s respective organizational documents, resolutions or other organizational authorizations, and certifying as to the incumbency and signatures of its respective officers or other signatories authorized to sign on behalf of such Company;

(9)	Each Company shall have furnished to Purchasers’ Agent copies of such governmental or third party approvals or consents necessary to the execution of this Agreement and the performance by each Company hereunder;

(10)	Purchasers’ Agent shall have received favorable opinions of counsel for the Companies, in form and substance satisfactory to Purchasers, including (i) an opinion as to the enforceability of this Agreement under New York and U.S. law, (ii) an opinion stating that the Transactions will consummate a true sale of the Eligible Receivables from each Company to Purchasers, (iii) an opinion covering other matters with respect to Tech Data and the Transactions under Florida and U.S. law, and (iii) an opinion covering other matters with respect to each other Company under the law of the state of formation and U.S. law for such other Company, in each case as Purchasers may request;

(11)	Purchasers’ Agent shall have received a certificate from Tech Data’s chief executive officer, chief financial officer, or treasurer certifying that all closing conditions shall have been satisfied;

(12)	No Default or Event of Default shall have occurred and be continuing;

(13)	No material adverse change shall have occurred in the financial condition, operations, business, prospects or properties of any Company since January 31, 2007 as reflected in Tech Data’s audited annual financial statements as at such date and for the period then ending;

(14)	Each Obligor (or Guarantor, if applicable) shall have satisfied any applicable “Obligor Ratings Requirement” as specified in the Obligor Letter for such Obligor;

(15)	Purchasers’ Agent shall have received payment of all of its reasonable out-of-pocket costs and expenses related to the negotiation, preparation, execution and delivery of this Agreement, including but not limited to reasonable fees and expenses of legal counsel for Purchasers’ Agent, sales taxes, intangibles taxes, documentary stamp taxes, records examination costs, and recording costs;

(16)	Purchasers’ Agent and BNP shall have received payment of all fees pursuant to the terms of the respective Fee Letters; and

(17)	Each of the representations and warranties set forth in the Agreement shall be true on and as of date of each such purchase as though made on and as of such date.

6.2 Additional Conditions to Each Subsequent Purchase. The purchase by Purchasers of Eligible Receivables after the Restatement Date is subject to the fulfillment, to the satisfaction of each Purchaser, of each of the additional conditions precedent set forth below:

(1)	The aging percent current plus 1 to 30 days past due must be above 80% for all Companies collectively; and

(2)	The Dilution rate shall be less than or equal to six percent (6.0%) for all Companies collectively.

Section 7. Warranties. At each time a Receivables List is delivered to Purchasers or Purchasers’ Agent on each Purchase Date, and at each time Purchasers’ Agent, for the account of Purchasers, pays the Purchase Price for any Receivables, each of Tech Data and the other Companies warrants, and shall be deemed to warrant, to each Purchaser and Purchasers’ Agent, and upon which each Purchaser and Purchasers’ Agent shall be entitled to rely strictly as a material inducement to purchase the Receivables and to enter into this Agreement, and all of which shall survive the termination of this Agreement along with the indemnification provisions provided hereunder, as follows:

7.1 Authorization. Each Company has all power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the Transactions. This Agreement constitutes a legal, valid and binding obligation of each Company enforceable in accordance with its terms, subject to the Bankruptcy Exception as to enforceability.

7.2 Purchased Receivables. The information in the Receivables List and otherwise provided to Purchasers and Purchasers’ Agent in accordance with the procedures described in Section 3 is true and accurate, and, as supplemented from time to time, identifies and sets forth accurate and complete financial information with respect to each of the Receivables to be purchased as of the Purchase Date. All names, account numbers, addresses, phone numbers, key contact information and other non-financial information either in an Obligor Letter or in the Receivables List or in any written or electronic format previously approved by Purchasers or Purchasers’ Agent that is delivered to Purchasers or to Purchasers’ Agent on their behalf will be true, complete and correct in all respects as of the applicable Purchase Date as relates to each such Receivable and the applicable Obligor. The true and correct amount of the principal indebtedness, excluding any late charges or late fees, lawfully owing under each of such Receivables as of the Purchase Date is set forth in the Receivables List and in such other information and said amount represents the balance that is lawfully owing under such Receivable, net of any credits or returns owing to such Obligor or any late charges or late fees. Each Purchased Receivable has a positive balance as of the Purchase Date. No Purchased Receivable has been settled or discharged in bankruptcy or otherwise. No Purchased Receivable shall represent or include any interest charges, late fees or late charges.

7.3 Title to the Purchased Receivables. There has been no prior sale, assignment or transfer of any rights or interest in any of the Receivables to be purchased as of such Purchase Date or other Purchased Assets related thereto. Each Company is the sole owner and has good, valid, complete and freely marketable title in and to the Receivables and Purchased Assets related thereto (including, but not limited to, the related obligations thereunder) which are purchased from it by Purchasers, and none of such Receivables or Purchased Assets are subject to any Lien, other than the rights and interests of Purchasers and Purchasers’ Agent pursuant to this Agreement. The execution and delivery of this Agreement is sufficient to transfer all rights, title and interests in and to such Receivables and other Purchased Assets related thereto (and the related obligations thereunder), and as of such Purchase Date, the respective Purchasers will be vested with good, valid and freely assignable and marketable title in and to such Receivables and Purchased Assets related thereto (including the related obligations), free and clear of any Liens. Each Company has full right and authority to sell and assign each of such Receivables and other Purchased Assets to Purchasers pursuant to this Agreement, without the approval or consent of any Obligor or other Person.

7.4 Enforceability. For each Receivable to be purchased as of such Purchase Date, the Obligor on such Receivable (i) shall have accepted the Goods, or (ii) shall be deemed to have accepted the obligation to pay for the Goods invoiced to such Obligor and shipped to such Obligor or to such Obligor’s customers pursuant to the terms of any applicable purchase and distribution agreement. Each such Receivable and the transactions in connection with which it was created comply with all of the terms and conditions of any agreement between the selling Company and such Obligor. Each such Receivable and related Purchased Assets (and the obligations and balances owing thereunder) are the legal, valid and binding obligations of each Obligor and any surety, guarantor or other third-party credit support provider thereunder, are absolute and unconditional, arose out of a bona fide credit and business transaction entered into in the ordinary course of the business of such Company, and are duly enforceable by such Company, and as of the Purchase Date will be duly enforceable by Purchasers and by Purchasers’ Agent acting on their behalf, in accordance with the terms of the related documents, and is not subject to any setoffs, adjustments, rescission, claims or counterclaims, except only as enforcement may be limited by a Commercial Dispute or the Bankruptcy Exception. There are no other agreements or understandings between any Company and any such Obligor or related surety, guarantor or other third-party credit support provider with respect to any of the Receivables to be purchased as of such Purchase Date (and the related obligations) except as set forth in the Purchased Assets related thereto. None of the obligations under any of such Receivables relates to any credit insurance, insurance or extended warranty programs.

7.5 Receivables. Each Receivable to be purchased by Purchasers as of such Purchase Date constitutes an Eligible Receivable as of such Purchase Date.

7.6 Compliance with Law. As relates to the Receivables to be purchased as of the Purchase Date, each Company has entered into sale transactions, extended and denied credit, created such Receivables and other Purchased Assets related thereto, and managed and used such Receivables and other Purchased Assets, in accordance with all applicable Laws. Each of the documents relating to such Receivables, in all particulars, and any acts or omissions relating to such Receivables, including, but not limited to, any credit approvals, rejections or counteroffers, disclosures, extensions of credit, application of payments, assessment and billing of indebtedness, charges or fees, account administration, collections, communications, billings, invoices, statements, notices and all other acts by each Company, with respect to such Receivables, is, and has been at all times, in compliance with all such applicable laws, rules and regulations.

7.7 Disclosure. Each Company has disclosed to Purchasers all facts or documents relating to the Receivables to be purchased as of the Purchase Date, and the other Purchased Assets related thereto that are material thereto. No representation or warranty made by any Company as provided in this Agreement, or any certificates, statements, reports or other documents or information furnished or to be furnished to Purchasers or Purchasers’ Agent pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated to make the statements herein or therein not misleading in the light of the circumstances in which they are made. There are no facts known to any Company that have not been disclosed to Purchasers that may materially affect the enforceability or collectibility of such Receivables. No due diligence or investigation by or on behalf of Purchasers or Purchasers’ Agent, or information known or imputed to Purchasers, shall in any way amend, reduce, discharge or alter any of the warranties, representations or indemnities of any Company in this Agreement or diminish, reduce, release or waive any of the rights, remedies or damages afforded to Purchasers and Purchasers’ Agent.

7.8 Financial Statements. All financial statements and other factual information furnished to Purchasers or Purchasers’ Agent by each Company are true and correct and do not fail to disclose any fact necessary to make such statements or information not misleading in any respect.

7.9 Litigation. As of the Purchase Date for any given Receivable, there is no Action pending or threatened against any Company relating to such Receivable to be purchased as of the Purchase Date, or the other Purchased Assets related thereto, or any collection, enforcement or use of the foregoing, and each Company does not know, or have reason to be aware, of any basis for the same. As of any date after the Purchase Date for any given Purchased Receivable, there is no Action pending or threatened against any Company relating to such Purchased Receivable or the other Purchased Assets related thereto or any collection, enforcement or use of the foregoing (other than Commercial Disputes arising in the ordinary course of business which alone or in the aggregate do not constitute a material portion of the Receivables), and each Company does not know, or have reason to be aware, of any basis for the same. No judgments, citations, fines or penalties have been entered, asserted or assessed against any Company with respect to such Receivables or other Purchased Assets related thereto. None of the Obligors or related sureties, guarantors or other third-party credit support providers have filed for protection, or been made the subject of, any voluntary or involuntary petition or filing for protection under the laws of bankruptcy, receivership or insolvency.

7.10 Absence of Default. No Event of Default has occurred and is continuing. No Event of Default has occurred under the Credit Agreement.

7.11 Advice of Counsel and Accountants. Each Company has sought legal, accounting and tax advice, independent of Purchasers and Purchasers’ Agent, regarding the nature of the Transactions and has not relied on any statement, writing, behavior, omission, or other action by any Purchaser or Purchasers’ Agent, or legal counsel for any Purchaser or Purchasers’ Agent, in its evaluation of this Agreement, including, but not limited to, the tax or accounting treatment for any of the Transactions.

7.12 SPV Receivables Purchase Agreement. Tech Data has previously designated each Obligor with respect to the Purchased Receivables as to which such Obligor is liable, pursuant to Section 2.1(a) of the SPV Receivables Purchase Agreement, so as to exclude such Purchased Receivables from the “Receivables” being sold and transferred by Tech Data to SPV pursuant to the SPV Receivables Purchase Agreement. Each such designation remains in full force and effect and no notice has been given by Tech Data to make such designation non-effective, except as may otherwise be expressly agreed in writing after the Restatement Date by each Purchaser and Purchasers’ Agent.

Section 8. Covenants.

8.1 Liability for Transfer Taxes. Each Company shall be responsible for the timely payment of, and shall indemnify and hold harmless each Purchaser and Purchasers’ Agent against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, license and other similar taxes, assessments and fees, arising out of or attributable to the Transactions; provided, however, that each Purchaser and Purchasers’ Agent shall be responsible for payment of its own state and federal income taxes and franchise taxes that are in the nature of income taxes.

8.2 Deliverables. At or before the Restatement Date, each Company shall deliver to Purchasers’ Agent (i) executed acknowledgements and consents from any Persons purporting to hold any interests in the Receivables of such Company, in form and substance satisfactory to Purchasers’ Agent, together with terminations, or partial releases and authorizations for the filing of such documents in respect of any such interests, and (ii) such certificates and opinions of counsel as Purchasers may reasonably require with respect to such Company, the due authorization, execution, delivery, validity and enforceability of this Agreement and related documents, and the Transactions. Thereafter, each Company shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise requested by any Purchaser or Purchasers’ Agent to render effective the consummation of the Transactions, and to protect Purchasers’ interests in all Receivables.

8.3 Grant of Precautionary Security Interest; UCC Filing. The parties intend that the Transactions shall constitute a purchase and sale of the Purchased Receivables and other Purchased Assets as provided above for all purposes, and not lending transactions, and each Purchaser is hereby authorized to file such UCC financing statements or comparable statements as it determines to be necessary or appropriate in order to perfect its rights, title and interests therein. Notwithstanding the foregoing, if for any reason the Transactions are deemed not to constitute such a purchase and sale transaction, then each Company intends to and does hereby grant to Purchasers a continuing first priority security interest in and to such Purchasers’ respective interests in the following: (A) all Purchased Receivables and obligations of any kind arising thereunder from and after the Purchase Date thereof; (B) all other Purchased Assets; (C) all Purchasers Deposit Accounts and all Purchasers Proceeds Investment Accounts, and all

deposits, funds, financial assets, and investment property deposited to, held in or credited thereto; and (D) all proceeds of the foregoing. In addition, each Company hereby grants to Purchasers a continuing first priority security interest in and to such Purchasers’ respective interests in and to all Receivables on which any Obligor is the account debtor, whether or not such Receivables are Purchased Receivables or Purchased Assets; provided, however, that Purchasers shall release their interests in any Receivables of an Obligor which becomes a Removed Obligor in accordance with Section 16 hereof and shall file such releases in respect of UCC financing statements as may be necessary to evidence such release. The obligations secured by such precautionary grant of a security interest and by such other grant of a security interest shall be all of the obligations whatsoever owing or deemed, after such recharacterization, to be owing by each Company to Purchasers whether now existing or hereafter created or acquired, and arising under or in connection with this Agreement or the transactions described herein or contemplated hereby, but shall not include obligations owed by any Company to any Purchaser or Purchasers’ Agent under the Credit Agreement and no proceeds of any Receivable shall be applied to repay any obligation of any Company to such Purchaser or Purchasers’ Agent under the Credit Agreement. Each Company agrees to cooperate fully with each Purchaser as such Purchaser may reasonably request in order to give effect to and to maintain the first priority status of the security interest granted by this Section 8.3, including, without limitation, obtaining any and all lien terminations and releases and UCC financing statement terminations and releases (containing terms acceptable to such Purchaser) necessary to provide each Purchaser with first lien priority with respect to such Purchasers’ respective interest in and to the subject Receivables from and after the Closing Date. Each Company hereby authorizes each Purchaser to file any UCC financing statements such Purchaser deems necessary or appropriate in order to perfect the respective interests of such Purchaser in respect of the Purchased Receivables and other Purchased Assets and all proceeds thereof. Each Company agrees to take or refrain from taking, as the case may be, any and all actions as may be necessary to preserve the continuing interests in favor of Purchasers conveyed and granted hereunder. Each Company agrees to provide Purchasers’ Agent with a duly executed Control Agreement with respect to each Purchasers Deposit Account and agrees to direct each Obligor to make all payments on each of the Receivables owed by it either to Purchasers’ Agent or to Purchasers Deposit Account for which a Control Agreement is in effect. Each Company agrees to provide each Purchaser and Purchasers’ Agent with prior written notice of any proposed change in (i) its jurisdiction of incorporation or its chief executive office or principal place of business, (ii) its corporate name, (iii) any dissolution, merger, consolidation or other corporate reorganization, or (iv) any Purchasers Deposit Account and any Purchasers Proceeds Investment Account; provided, however, that no such change shall be effected before such Company has supplied each Purchaser and Purchasers’ Agent with all requested diligence items such as searches and signed copies of all releases, authorizations for filings and other documents and actions as any Purchaser or Purchasers’ Agent may reasonably determine to be necessary or appropriate to preserve and maintain at all times the perfection and priority of the rights, title and interests granted or purported to be granted to Purchasers hereunder. Each Company hereby grants to each Purchaser and Purchasers’ Agent a limited power of attorney, coupled with an interest, for the purpose of endorsing in the name of such Company any instruments or checks received by any Purchaser or Purchasers’ Agent with respect to Purchased Receivables and made payable to such Company.

8.4 Servicing and Setoff. For every Purchased Receivable, except as otherwise effected in connection with resolution of any Commercial Dispute pursuant to Section 5.2 and Section 5.3, no Company will, without the prior written consent of Purchasers’ Agent and each Purchaser, (a) permit any setoff, offset, counterclaim or right to a deduction or recoupment to arise at any time, (b) assign, modify, pledge or deal with such Purchased Receivable except as expressly provided for in this Agreement, nor (c) grant any waiver, release or other indulgence, except as in accordance with the Credit and Collection Policies and Procedures to be applied by the Servicer (which procedures have been delivered and certified to Purchasers as of the date hereof) and agreed to by the parties. If any Company intends to enter into any contractual arrangement with any Obligor, other than with respect to the sale of Goods by such Company to such Obligor, or if any Obligor asserts, or has grounds to assert, any claim against any Company for any matter unrelated to the sale of Goods by such Company, such Company shall immediately notify Purchasers and Purchasers’ Agent in writing of such matters, giving such detail as any Purchaser or Purchasers’ Agent may request.

8.5 Sale. Each Company shall properly and accurately reflect the sale of the Purchased Receivables and other Purchased Assets and the sale and transfer of their ownership to Purchasers in such Company’s Books and Records.

8.6 Sales Report. Each Company, or Tech Data acting on behalf of such Company, shall deliver to each Purchaser a report (“Sales Report”), at least one Business Day prior to each Settlement Date (and at such other times as may be requested by Purchasers), describing new credit sales to the Obligors, collections with respect to Receivables, and Dilution with respect to Receivables (with sufficient detail to permit Purchasers to monitor and assess actual Dilution against historic and projected levels as determined by Purchasers), and such other information as any Purchaser or Purchasers’ Agent may reasonably request to be included in the Sales Report, all in such form and with such detail as approved by Purchasers.

8.7 Expenses and Fees. Tech Data shall pay all reasonable out-of-pocket costs and expenses of Purchasers’ Agent and Purchasers in connection with any amendment or waiver with respect hereto which is requested by Tech Data or by any other Company and shall pay all costs of collection, including reasonable attorneys’ fees, in connection with the enforcement by Purchasers and Purchasers’ Agent of the obligations of any Company hereunder.

8.8 Financial Reporting Requirements. Tech Data shall deliver to each Purchaser copies of the financial statements described in, and at the times required under, the provisions of Article VII of the Credit Agreement, or under any successor provisions of the Credit Agreement (as amended or replaced) with respect of reporting of financial statements and other financial information. If the Credit Agreement is terminated and no replacement Credit Agreement is entered into, then Tech Data shall thereafter provide such copies of financial statements and other financial information as would have been required under the Credit Agreement as in effect immediately prior to such termination. All such financial statements shall be certified as to accuracy and completeness and conformity to generally accepted accounting principles by Tech Data’s chief executive officer, chief financial officer, controller or treasurer.

8.9 Other Reporting Requirements. Tech Data shall notify each Purchaser and Purchasers’ Agent immediately upon the occurrence of any of the following:

(1)	The revocation, cancellation or other termination or expiration, or purported revocation, cancellation or other termination or expiration, of any Guaranty required by the terms of any Obligor Letter to be in effect with respect to any Eligible Receivables;

(2)	With respect to any Guaranty required by the terms of any Obligor Letter to be in effect with respect to any Eligible Receivables, the occurrence of any modification, expiration, termination, or replacement of any contract, agreement or other arrangement, or any other action or event, that has the effect of making such Guaranty inapplicable or ineffective with respect to such Receivables; and

(3)	The occurrence of any Default or Event of Default under this Agreement, or any “Default” or “Event of Default” as defined in the Credit Agreement.

8.10 SPV Receivables Purchase Agreement. Tech Data shall not give any notice or take any other action to render non-effective any designation, pursuant to Section 2.1(a) of the SPV Receivables Purchase Agreement, previously made by it to have the Purchased Receivables of any Obligor excluded from the “Receivables” being sold and transferred by Tech Data to SPV pursuant to the SPV Receivables Purchase Agreement, except as may otherwise be expressly agreed in writing after the Restatement Date by each Purchaser and Purchasers’ Agent.

Section 9. Indemnification.

Each Company agrees to indemnify and hold harmless each Purchasers Indemnitee from any losses, damages, claims or complaints incurred by any Purchasers Indemnitees (including reasonable attorneys’ fees and expenses of such Purchasers Indemnitees) to the extent of and arising out of third party claims or actions due to: (i) any Company’s breach of any representations or warranties in this Agreement or its failure to comply with this Agreement; (ii) any wrongful acts or omissions by any Company or such Company’s affiliates with respect to the Purchased Receivables or other Purchased Assets; (iii) any Company’s negligence, unlawful conduct, or willful misconduct with respect to the Purchased Receivables or other Purchased Assets; (iv) the death or injury to any Person or the loss, destruction or damage to any property arising out of the design, manufacture, distribution or furnishing by any Company of any goods or services, or related warranties or services, that were the subject of the Purchased Receivables; (v) with respect to any Purchased Receivables or other Purchased Assets, any claim or complaint of a third party that any Company has breached any contract with such party or violated any laws or equitable principles, or otherwise with respect to any Purchaser’s or Purchasers’ Agent’s execution, delivery or performance of this Agreement. Notwithstanding the foregoing, no such indemnification shall apply with respect to any Purchasers Indemnitee to the extent that any such losses, damages, claims or complaints are the result of the gross negligence or willful misconduct of such Purchasers Indemnitee. Each Company agrees to pay all reasonable costs and expenses of each Purchaser and Purchasers’ Agent (including reasonable attorneys’ fees and expenses)

incurred in connection with the enforcement of this Agreement against any Company (including in any bankruptcy or insolvency proceedings) and any applicable sales taxes, intangibles taxes, documentary stamp taxes and recording costs in respect of the Transactions.

Section 10. Defaults; Status of Obligors.

10.1 The existence or occurrence of any of the following (each an “Event of Default”) shall constitute an Event of Default under this Agreement:

(1)	Tech Data (whether acting for itself or for any other Company or in its capacity as Servicer hereunder) or any other Company shall fail to pay any amount required to be paid to any Purchaser or Purchasers’ Agent in connection with Purchased Receivables under this Agreement, or any fee or other amount required to be paid to any Purchaser or Purchasers’ Agent hereunder, when such amount is due and payable (including payment affected by way of the settlement procedures set forth in Section 3); or

(2)	Tech Data (whether acting for itself or for any other Company or in its capacity as Servicer hereunder) or any other Company shall default in the performance and observance of any non-monetary provision hereof, which default is incapable of remedy or, if capable of remedy, is not remedied within thirty (30) days after Tech Data or such Company obtains knowledge thereof or receives written notice of such default; or

(3)	Any Company becomes insolvent, makes an assignment for the benefit of creditors, is generally unable to pay its debts as they fall due, becomes subject to or applies for bankruptcy proceedings, is submitted to, makes, or there is made an application for any protection from its creditors or is put into forced or voluntary liquidation, or the party shall enter into any settlement or commence any proceedings under any law, regulation or decree of any applicable jurisdiction relating to reorganization, arrangement, readjustments of debts, dissolution or liquidation by reason of insolvency, whether now or hereafter in effect, and if any such action is involuntary, it is not dismissed within sixty (60) days of the date thereof; or

(4)	If any representation, warranty or other statement made herein or in any certificate, exhibit or schedule delivered by any Company hereunder (whether acting for itself or in its capacity as Servicer hereunder) is incorrect or misleading in any material respect as of the date at which it is made or deemed to be made; or

(5)	Tech Data, acting as Servicer, shall fail to comply with the provisions set forth in Section 11, and such failure is not remedied within five (5) days of the date on which any Purchaser or Purchasers’ Agent sends notice thereof to the Servicer; or

(6)	If an “Event of Default” as defined in the Credit Agreement shall occur; or

(7)	If any tax liens or judgments in an aggregate amount exceeding $50,000,000 are entered against one or more of the Companies, and such tax liens and judgments are not stayed pending appeal, satisfied, discharged, or cancelled within a period of thirty (30) days; or

(8)	If any default or event of default shall occur under any material agreement to which any Obligor is a party, and such default or event of default is not cured or waived within a period of thirty (30) days; or

(9)	If any required Guaranty is terminated or if the Guarantor under any such required Guaranty is dissolved or becomes insolvent, or a petition in bankruptcy is filed by or against such Guarantor; or

(10)	If the S&P Rating established for Tech Data shall be less than B+.

10.2 Upon the occurrence of any Event of Default, Purchasers may, directly or through Purchasers’ Agent acting on their behalf, in their sole and absolute discretion, do any or all of the following at any time thereafter:

(1)	cease making further purchases hereunder or, as provided in Section 12.2, otherwise terminate this Agreement;

(2)	notify each Obligor of Purchasers’ purchase of any Purchased Receivables, if any Obligor has not been previously notified;

(3)	proceed directly against any Obligors to collect or enforce any and all rights and remedies with respect to any Purchased Receivables;

(4)	require each Company to immediately repurchase from Purchasers all Repurchase Receivables previously purchased from such Company;

(5)	seek specific performance or damages incurred as a result of any breach of the terms, covenants and conditions contained in this Agreement by any Company;

(6)	offset or recoup against any assets, monies, funds, proceeds or other sums of, or otherwise owing to, each Company under this Agreement; and

(7)	take any other action reasonably deemed necessary by Purchasers or Purchasers’ Agent in furtherance of any of the foregoing and the exercise of any of remedies under this Agreement.

10.3 If any Obligor ceases to satisfy the conditions set forth in the Obligor Letter for such Obligor for continuation of its approved status, Purchasers may, directly or through Purchasers’ Agent acting on their behalf, in their sole and absolute discretion, take any or all of the actions described in clauses (1) through (4) of Section 10.2 with respect to such Obligor and the Purchased Receivables owing by such Obligor.

Section 11. Servicing and Management of Purchased Receivables.

11.1 Prior to the occurrence of any Event of Default hereunder, Tech Data (when acting in such capacity, herein referred to as “Servicer”) shall act as “Servicer” hereunder and shall service the Purchased Receivables purchased by Purchasers hereunder. The servicing of such Purchased Receivables shall include, but not be limited to: (1) managing the collection of the Purchased Receivables and undertaking all action or all legal or other proceedings to enforce payment, (2) taking all actions necessary to request or demand that the Obligors pay Purchased Receivables if such Purchased Receivables are due and payable; and (3) administering, servicing and managing the collection and servicing of the Purchased Receivables (including the identification and application of payments received or collected by Servicer in respect of particular Receivables) in the ordinary course of business with at least the same standard of care and procedures as Tech Data uses in the servicing and management of Receivables owned by Tech Data.

(1)	The Servicer shall implement and comply in all respects with the Credit and Collection Policies and Procedures and shall perform all obligations described herein, including without limitation, those obligations described in Section 4.3 and Section 5.2 hereof.

(2)	The Servicer shall administer, service and manage the collection and servicing of the Purchased Receivables in the ordinary course of its business in compliance with all applicable laws, rules and regulations.

(3)	The Servicer shall arrange to have all payments from each Obligor sent by separate ACH entry directly to the Purchasers Deposit Account and shall not permit any payments other than payments on Purchased Receivables or other Receivables in which Purchasers have a security interest, to be included in any such ACH entry or to be deposited into the Purchasers Deposit Account.

(4)	Tech Data shall be responsible for all of the fees, costs and expenses incurred in connection with the management and collection of the Purchased Receivables, including, without limitation, the costs for litigation to resolve Commercial Disputes, but shall not be responsible for such fees, costs, or expenses where non-payment of Purchased Receivables is due solely to Financial Inability to Pay. Tech Data shall obtain or cause to be obtained all licenses, permits and regulatory approvals necessary to collect the Purchased Receivables and otherwise comply with all applicable laws, rules and regulations.

(5)	The Servicer agrees that, except as historically applied in the normal, customary and ordinary course of its business with respect to the collection of its own Receivables (and which standard of practice shall at least constitute the average level of collection practices of its industry), it will not adjust, settle, or compromise the amount due under any Purchased Receivables purchased by Purchasers pursuant to this Agreement without the prior written consent of Purchasers’ Agent and Purchasers.

(6)	Upon request by Purchasers’ Agent, on behalf of any Purchaser, Servicer shall provide information identifying the particular Purchased Receivables to which amounts collected in respect of the Purchased Receivables and other Purchased Assets are attributable.

11.2 In partial consideration for its performance of its duties as Servicer, Purchasers and Purchasers’ Agent shall assign to Tech Data, and Tech Data shall be entitled to receive and retain, all amounts from time to time paid by the bank where the Purchasers Deposit Account is maintained as interest or other investment return on the funds from time to time held in the Purchasers Deposit Account. Tech Data agrees that it will report all such amounts as its income and be responsible for paying all income and other taxes in respect thereof. Amounts shall be payable monthly to Tech Data upon receipt and review by Purchasers’ Agent and Tech Data of the applicable periodic statements for the Purchasers Deposit Account following the actual crediting of such amounts to the Purchasers Deposit Account.

11.3 Upon (i) thirty (30) days prior notice, or (ii) immediately upon the occurrence of any Event of Default described in Section 8.1, Purchasers or Purchasers’ Agent, acting on their behalf, may replace Tech Data (or any successor Servicer) as the Servicer. If the Servicer intends to make any change to the Credit and Collection Policies and Procedures, the Servicer shall notify Purchasers and Purchasers’ Agent in writing giving details and an explanation of such proposed change, and unless Purchasers or Purchasers’ Agent object within ten (10) days of receipt of such written notice, such change shall be deemed approved by Purchasers and Purchasers’ Agent. If any Purchaser objects to such proposed change and Tech Data does not agree to not make such change, then Purchasers may immediately replace Tech Data (or any successor Servicer) as Servicer. Such replacement shall not alter, modify, limit or reduce any Company’s other responsibilities hereunder.

Section 12. Termination.

12.1 This Agreement shall continue in effect for a term of 364 days from the date of this Agreement, unless terminated earlier as provided in Section 12.2, and shall automatically renew for one or more additional consecutive 364-day terms thereafter (each a “Renewal Term”, but in each case subject to termination as provided in Section 12.2), unless any of Tech Data or either Purchaser or Purchasers’ Agent notifies the other parties hereto in writing on or before sixty (60) days before the expiration of the then-current term that such party elects not to renew this Agreement.

12.2 This Agreement may be terminated (a) upon the expiration of the Initial Restatement Term or a Renewal Term as set forth in Section 12.1 above; (b) by mutual written agreement of the parties at any time; (c) immediately upon written notice by any Purchaser or

Purchasers’ Agent following the occurrence of an Event of Default; (d) immediately upon written notice by any Purchaser or by Purchasers’ Agent or any Company if it shall become unlawful for any of them to perform or comply with any one or more of their respective obligations hereunder; (e) immediately upon written notice by any Purchaser or by Purchasers’ Agent in the event of a sale, reorganization or merger, substantial asset sale or transfer by any Company, unless the affected Company (including the surviving company in any merger) shall meet each of the requirements for an “additional Company” under Section 16 hereof, (f) immediately upon any Change of Control, unless each Purchaser and Purchasers’ Agent have given its prior written consent thereto for purposes of this Agreement, (g) immediately upon written notice by Tech Data if any Purchaser fails to purchase its pro rata share of any Eligible Receivables contrary to the requirements of this Agreement, or (h) by any Company, any Purchaser or Purchasers’ Agent at any time and for any reason (and whether or not any Default or Event of Default shall then exist), by any such party giving not less than 60 days prior written notice of such termination to the other parties hereto. The parties shall cooperate, in good faith, and use their reasonable commercial efforts to minimize any adverse effects of the termination of this Agreement.

12.3 Any termination of this Agreement pursuant to Section 12.2 or otherwise shall not be effective with respect to outstanding Purchased Receivables and other Purchased Assets and all related obligations and liabilities of the parties hereto with respect to such outstanding Purchased Receivables and other Purchased Assets. The parties shall continue to follow the procedures set forth in this Agreement with respect to all such Purchased Receivables and other Purchased Assets, until such time as the Receivables Balance equals zero, notwithstanding the cessation of purchases of Receivables hereunder. Notwithstanding the foregoing, if at any time any payments made by or on behalf of any Company hereunder are rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Company, or otherwise, all obligations hereunder with respect to such payments shall be reinstated as though such payment had been due but not made at such time.

12.4 Upon written request from any Company, termination of this Agreement, and final payment of all amounts due to Purchasers and Purchasers’ Agent from all Obligors and each Company, each Purchaser and Purchasers’ Agent will (i) release its UCC financing statements with respect to its ownership interest and precautionary security interest in the Purchased Receivables and with respect to its security interest in any other Receivables, (ii) terminate any Control Agreement to which it is a party with respect to any Purchasers Deposit Account or Purchasers Proceeds Investment Account into which proceeds of Receivables have been deposited or are held, and (iii) return to Tech Data, for the account of Tech Data and each other Company, or will deliver to any other Person entitled thereto, any proceeds of any Receivables, other than Purchased Receivables, in its possession.

Section 13. Confidentiality. In performing its obligations pursuant to this Agreement, each party may receive from the other or have access to certain Confidential Information. All parties agree that they will reveal such Confidential Information only to those of their directors, officers, or employees (and the directors, officers or employees of any of their Affiliates) with a need to know or who are engaged in the development or maintenance of the program under this Agreement. Each party agrees not to disclose Confidential Information to any third party, except as may be necessary for that party to perform its obligations pursuant to this Agreement, including but not limited to disclosure of Confidential Information to such party’s legal counsel, accountants, and financial advisors and except to any credit rating agency on a confidential basis or as may be agreed to by the parties or as required by law or compelled by judicial process. If any party should disclose Confidential Information to a third party, such disclosing party shall cause said third party to agree to the confidentiality provisions set forth in this Section 13, unless, after the giving of reasonable prior written notice, as otherwise required or compelled by law, court order or judicial process. This Section 13 shall survive the termination of this Agreement for a period of three (3) years.

Section 14. Company Guaranty. In consideration of the benefit, directly and indirectly, to each Company hereunder, each Company hereby guaranties to each Purchaser and Purchasers’ Agent the full and timely payment of, and shall be jointly and severally liable for, the obligations of each other Company hereunder, whether or not it, or one of the other Companies, is the originator of a given Receivable with respect to which such obligations have arisen, and shall include without limitation, interest accruing or that would have accrued thereon after the filing of a petition in bankruptcy or other insolvency proceeding. The obligations of each Company under its respective Company Guaranty in this Section 14 shall be unconditional and absolute, enforceable against each such Company to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, and without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by, and each Company hereby consents to, the taking, or failure to take, of each of the following actions by any Purchaser or Purchasers’ Agent; and waives notice of any thereof: (i) acceptance of its guaranty obligations with respect to obligations of the other Companies hereunder, (ii) any purchase of any Receivables under this Agreement, (iii) demand for payment, waiver of any default or any other term or condition of this Company Guaranty or this Agreement, any extension, acceptance of payment or partial payment, renewal, settlement, or compromise, (iv) any amendment, modification or supplement to this Agreement or any document or agreement related to this Agreement, the Purchased Receivables, the Transactions, or any document or agreement relating thereto; (v) release of any Company or any Guarantor, release of any security, nonperfection or invalidity of any direct or indirect security for any obligation guarantied hereunder, (vi) the invalidity or unenforceability relating to any obligation of any other Company guarantied hereunder, and (vii) any other waiver, consent or other action or inaction or circumstance which might, but for the provisions of this Section, constitute a legal or equitable discharge of any Company’s obligations hereunder. If at any time any payment on the obligations guarantied hereby is rescinded or must be otherwise restored or returned upon the insolvency or bankruptcy of a Company, each other Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. Each Company represents that it is familiar with the financial condition of each of the other Companies and covenants that it will keep itself so informed. Each Company hereby agrees that it will not enforce any right of contribution or subrogation against any other Company until all obligations of all of the Companies hereunder are fully satisfied and paid in full. Each Company hereby consents to the addition of any other Company pursuant to the terms of Section 15 hereof from time to time and consents to the removal of any Obligors pursuant to the terms of Section 16 hereof from time to time. Notwithstanding any provision of this Company Guaranty to the contrary, it is intended that this Company Guaranty not constitute a “fraudulent conveyance”

under any applicable insolvency laws and it shall be valid and enforceable only to the maximum extent that would not cause this Company Guaranty, or any Lien securing this Company Guaranty, to constitute a “fraudulent conveyance” and this Company Guaranty shall automatically be deemed to have been amended with respect to each affected Company accordingly at all relevant times.

Section 15. Additional Companies. From time to time Tech Data may request that an additional subsidiary be permitted to become a Company hereunder and such subsidiary shall become a Company hereunder upon satisfaction of each of the following conditions: (i) such subsidiary shall (a) be a wholly-owned subsidiary of Tech Data and shall be engaged only in the business in which Tech Data is engaged as of the date hereof, (b) be organized under the laws of a state of the United States of America, (c) be in good standing in the state of its formation and in each other jurisdiction in which it is required to be qualified to do business, (d) be the owner of each of its Receivables, free and clear of all liens and encumbrances of any nature whatsoever, (e) be solvent, (f) not be subject to any material Actions, (g) be in compliance with all laws, (h) have the power and authority to enter into this Agreement and perform its obligations hereunder without restriction and without any conflict with any agreement or law applicable to it, (i) be in compliance with each of its material agreements both before and after becoming a Company hereunder, and (j) provide each Purchaser and Purchasers’ Agent with its most recent financial statements and have had no material adverse change in its financial condition, operations, business, prospects or properties since the date of such statements; (ii) such subsidiary shall certify each of the foregoing items (a) through (j) to each Purchaser and Purchasers’ Agent and shall provide such information and copies of documents as any Purchaser or Purchasers’ Agent shall require in connection with each of the foregoing; (iii) such subsidiary shall duly authorize, execute and deliver a Supplement and shall duly authorize, execute and deliver such other documents, agreements, certificates and opinions as to organizational matters, authority, enforceability, and true sale as any Purchaser or Purchasers’ Agent shall require; and (iv) each of the other conditions set forth in Section 6.1 shall have been met to the satisfaction of each Purchaser and Purchasers’ Agent. Upon execution and delivery of such items, including such Supplement, such subsidiary shall become a Company hereunder with the same force and effect as if originally named as a Company herein. The execution and delivery of any Supplement adding an additional Company as a party to this Agreement and the acceptance thereof by Purchasers and Purchasers’ Agent shall not require the consent of any other Company hereunder whether or not such additional Company meets each of the foregoing requirements. The rights and obligations of each Company hereunder shall remain in full force and effect notwithstanding the addition of any new Company as a party to this Agreement, and each Company, together with each such additional Company shall be and remain jointly and severally liable hereunder for the obligations of all Companies.

Section 16. Removed Obligors. Any Obligor hereunder may be removed as an Obligor hereunder with respect to a given Company by letter agreement in the form of Exhibit B (“Removal Letter”) and, upon the satisfaction of each of the following conditions, shall become a “Removed Obligor” hereunder: (i) Purchasers and Purchasers’ Agent shall have received a duly authorized and executed Removal Letter from each Company requesting that such Obligor be removed as an Obligor hereunder with respect to such Company, (ii) all Purchased Receivables on which such Obligor is the account debtor and which were purchased from such Company shall have been repaid in full, and (iii) no Default or Event of Default hereunder nor any Default or Event of Default under, and as defined in, the Credit Agreement shall have occurred and be continuing. Each Purchaser and Purchasers’ Agent agrees to (i) release any ongoing interest hereunder in other Receivables owing by a Removed Obligor, and (ii) release or reassign to the respective Company any Guaranty (or the applicable rights and interests thereunder) in respect of the Receivables of such Removed Obligor.

Section 17. Taxes and Other Claims.

17.1 Payments Free of Taxes and Other Claims. Any and all payments by or on account of any obligation of any Company hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, and without limiting the foregoing, shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including any Other Taxes), provided that if any Company should be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable hereunder shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Purchasers’ Agent or any Purchaser, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Company shall make such deductions, and (iii) the applicable Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

17.2 Payment of Other Taxes by the Companies. Without limiting the provisions of Section 17.1 above, each Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

17.3 Indemnification by Tech Data. Tech Data shall indemnify the Purchasers’ Agent and each Purchaser within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes for Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Purchasers’ Agent or such Purchaser, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes are correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Tech Data by Purchasers’ Agent or any Purchaser (with a copy to Purchasers’ Agent), shall be conclusive absent manifest error.

17.4 Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Company to a Governmental Authority, Tech Data shall deliver to the Purchasers’ Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonable satisfactory to Purchasers’ Agent.

17.5 Status of Purchasers. Any Foreign Purchaser that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder, shall deliver to Tech Data (with a copy to Purchasers’ Agent), at the time or times prescribed by applicable law or reasonably requested by Tech Data or Purchasers’ Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payment to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if requested by Tech Data or Purchasers’ Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Tech Data or Purchasers’ Agent as will enable Tech Data or Purchasers’ Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Company is resident for tax purposes in the United States, any Foreign Purchaser shall deliver to Tech Data and Purchasers’ Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a party under this Agreement (and from time to time thereafter upon request of Tech Data or Purchasers’ Agent, but only if such Foreign Purchaser is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of IRS Form W-8ECI, or

(iii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Tech Data and Purchasers’ Agent to determine the withholding or deduction required to be made.

17.6 Treatment of Certain Refunds. If Purchasers’ Agent or any Purchaser determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Tech Data or with respect to which Tech Data has paid additional amounts pursuant to this Section, it shall pay to Tech Data an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Tech Data under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Purchasers’ Agent or such Purchaser, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Tech Data, upon the request of Purchasers’ Agent or such Purchaser, agrees to repay the amount paid over to Tech Data (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Purchasers’ Agent or such Purchaser in the event Purchasers’ Agent or such Purchaser is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Purchasers’ Agent or any Purchaser to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Tech Data or any other Person.

Without limiting the obligations of the Purchasers set forth above regarding delivery of certain forms and documents to establish such Purchasers’ status for United States withholding tax purposes, each Purchaser agrees promptly to deliver to Purchasers’ Agent or Tech Data, as

Purchasers’ Agent or Tech Data shall reasonably request, on or prior to the Restatement Date and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the laws of any other jurisdiction, duly completed and executed by such Purchaser as are required under such laws to confirm such Purchaser’s entitlement to any available exemption from, or reduction of applicable withholding taxes in respect of all payments to be made to such Purchaser outside of the United States by any Company pursuant to this Agreement or otherwise to establish such Purchaser’s status for withholding tax purposes in such of a jurisdiction. Each Purchaser shall promptly (i) notify Purchasers’ Agent of any change in circumstances that would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary to avoid any requirement of applicable laws of any such jurisdiction that any Company make any deduction or withholding for taxes from amounts payable to such Purchaser. Additionally, each Company shall promptly deliver to Purchasers’ Agent or any Purchaser, as Purchasers’ Agent or such Purchaser shall reasonably request, on or prior to the Restatement Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the laws of any jurisdiction, duly completed and executed by the applicable Company as are required to be furnished by such Purchaser or Purchasers’ Agent under such laws in connection with any payment by Purchasers’ Agent or any Purchaser or Taxes or Other Taxes, or otherwise in connection with this Agreement, with respect to such jurisdiction.

Section 18. Sale of Interest in Receivables on Restatement Date.

On the Restatement Date, SunTrust shall sell, assign and transfer to BNP, and BNP shall purchase and accept from SunTrust, a fifty percent (50%) undivided interest in all of SunTrust’s rights, title and interest in and to all then-outstanding Receivables previously purchased by SunTrust from a Company pursuant to the Existing Agreement. Such sale, transfer and assignment is being made by SunTrust absolutely and without reservation by SunTrust of any ownership or other rights or interests, and shall include, without limitation, a fifty percent (50%) undivided interest in all Invoices and related Purchased Assets evidencing or otherwise relating to such Receivables. Such sale, transfer and assignment by SunTrust is made without recourse against SunTrust and without any representation or warranty by SunTrust with respect to such Receivables, Invoices, and other Purchased Assets, except that such sale, transfer and assignment is being made free and clear of any Liens or claims against such Receivables, Invoices or other Purchased Assets arising from the actions of SunTrust. All parties to this Agreement acknowledge and agree that, after giving effect to such sale, transfer and assignment from SunTrust to BNP on the Restatement Date pursuant to this Section 18, BNP shall hold and possess all rights, interests and claims with respect to its fifty percent (50%) undivided interest in such Receivables, Invoices and related Purchased Assets to the same extent and with the same effect, as if BNP had purchased such Receivables, Invoices and related Purchased Assets directly from the applicable Companies as provided under the terms of this Agreement. For purposes of this Section 18, Tech Data and any other applicable Companies hereby represent and warrant that all such Receivables, together with the related Invoices and Related Purchased Assets, being sold, transferred and assigned to BNP pursuant to this Section 18 are Eligible Receivables as of the Restatement Date.

Section 19. Purchasers’ Agent.

19.1 Appointment and Authority. Each Purchaser hereby irrevocably appoints SunTrust to act on its behalf as Purchasers’ Agent hereunder and authorizes Purchasers’ Agent to take such actions on its behalf and to exercise such powers as are delegated to Purchasers’ Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 19 are solely for the benefit of Purchasers’ Agent and the Purchasers, and neither Tech Data nor any other Company shall have any rights as a third-party beneficiary of any of such provisions.

19.2 Rights as a Purchaser. The Person serving as Purchasers’ Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not Purchasers’ Agent and the term “Purchaser” or “Purchasers” unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Purchasers’ Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, and generally engage in any business with Tech Data or any other Company or other affiliate thereof as if such Person were not Purchasers’ Agent hereunder and without any duty to account therefor to Purchasers.

19.3 Exculpatory Provisions. Purchasers’ Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, Purchasers’ Agent:

(i) shall not be subject to any fiduciary or other implied duties to any Company or any Purchaser or any other Person, regardless of whether a Default or Event of Default has occurred or is continuing;

(ii) shall not have any duty to take any discretionary action or exercising discretionary powers, except discretionary rights and powers expressly contemplated hereby that Purchasers’ Agent is required to exercise as directed in writing by all Purchasers, provided that Purchasers’ Agent shall not be required to take any action that, in its opinion, or the opinion of its counsel, may expose Purchasers’ Agent to liability or that is contrary to this Agreement or applicable law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose and shall not be liable for the failure to disclose, any information relating to Tech Data or any other Company or any affiliate thereof, or any Obligor or Guarantor or any affiliate thereof, that is communicated to or obtained by the Person serving as Purchasers’ Agent or any of its affiliates in any capacity.

Purchasers’ Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Purchasers, or (ii) in the absence of its own gross negligence or willful misconduct. Purchasers’ Agent shall not be deemed to have knowledge of any Default or Event of Default, unless and until notice describing such Default or Event of Default specifically as such is given to Purchasers’ Agent by Tech Data or any Purchaser.

Purchasers’ Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) the accuracy or completeness of any statement, warranty or representation made in or in connection with this Agreement, (ii) the accuracy or completeness of the contents of, or other information set forth in or submitted with, any certificate, report or other document or information delivered or submitted hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuiness of this Agreement or any other agreement, instrument or document contemplated hereby, or (v) the satisfaction of any condition set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to Purchasers’ Agent.

19.4 Reliance by Purchasers’ Agent. Purchasers’ Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Purchasers’ Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition rendered in connection with the purchase of any Receivables that by its terms must be fulfilled to the satisfaction of Purchasers’ Agent or any Purchaser, Purchasers’ Agent may presume that such condition is satisfactory to Purchasers unless Purchasers’ Agent shall have received notice to the contrary from Purchasers prior to the purchase of such Receivables. Purchasers’ Agent may consult with legal counsel (who may be counsel for Tech Data or any other Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

19.5 Delegation of Duties. Purchasers’ Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by Purchasers’ Agent. Purchasers’ Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective affiliates. The exculpatory provisions of this Section 19 shall apply to each such sub-agent and to the affiliates of Purchasers’ Agent and each such sub-agent, and shall apply to their respective activities in connection with the transactions contemplated by this Agreement.

19.6 Non-Reliance on Purchasers’ Agent and Other Purchasers. Each Purchaser acknowledges that it has, independently and without reliance upon Purchasers’ Agent or any other Purchaser or any of their affiliates, and based on such documents and information as it has deemed appropriate, made its own inquiry and analysis with respect to such documents and information, and its own decision to enter into this Agreement and to consummate the transactions contemplated hereby. Each Purchaser also acknowledges that it will, independently and without reliance on Purchasers’ Agent or any other Purchaser or any of their affiliates, and based on its own inquiry and analysis with respect to such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking actions under or based on this Agreement or any related agreement or any other document or information furnished hereunder.

19.7 Actions by Purchasers’ Agent. In the case of the pendency of any proceeding under any bankruptcy, reorganization, or other insolvency, or other judicial proceeding relative to Tech Data or any other Company or Obligor, or any action to collect or enforce any Receivables or related Purchased Assets, Purchasers’ Agent (i) shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any claims of Purchasers or Purchasers’ Agent arising under this Agreement or any related document or instrument, and distribute the same to Purchasers, (ii) to file and prove a claim for any amounts due and unpaid under this Agreement or otherwise in respect of the Receivables, and to file such other documents as may be necessary or advisable in order to have the claims of Purchasers and Purchasers’ Agent (including any claim for reasonable compensation, expenses, disbursements, and advances of Purchasers and Purchasers’ Agent) allowed in such proceeding, and any custodian, receiver, assignee, trustee, or other similar official in any such proceeding is hereby authorized by each Purchaser to make such payments to Purchasers’ Agent and, in the event Purchasers’ Agent shall consent to the making of such payments directly to Purchasers, to pay Purchasers’ Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Purchasers’ Agent and its agents and counsel, and any other amounts due Purchasers’ Agent under this Agreement.

19.8 Application of Payments and Other Collections. Purchasers’ Agent shall make available to Purchasers all payments and other collections received with respect to Purchased Receivables and other Purchased Assets against such Purchased Receivables in accordance with the information furnished by Servicer to Purchasers’ Agent, or which is otherwise available to Purchasers’ Agent, as to the particular Purchased Receivables to which such payments and collections are attributable. If as a result of any default by Servicer of its obligations under this Agreement, or any proceeding of the type described in Section 10.1(3) being initiated by or against any Company or Servicer, or for any other reason such information is not available to Purchasers’ Agent, then any such payments or other collections that cannot be so identified and applied as being attributable to particular Purchased Receivables or other Purchased Assets shall be paid to Purchasers in accordance with their respective Pro Rata Interests at such time for application by Purchasers to amounts outstanding with respect to the interests in the Purchased Receivables held by them in such order as Purchasers shall determine.

19.9 Indemnification. Each Purchaser agrees to indemnify Purchasers’ Agent in its capacity as such (to the extent not reimbursed by Tech Data or any other Company and without limiting the obligation of Tech Data and each other Company to do so), ratably in accordance with their respective pro rata shares of the Receivables in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the termination of this Agreement) be imposed on, incurred by or asserted against Purchasers’ Agent in any way relating to or arising out of, or referred to herein or the transactions contemplated hereby, or any action taken or omitted by Purchasers’ Agent under or in connection with any of the foregoing; provided that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Purchasers’ Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive payment of all amounts due under this Agreement and the termination hereof.

Section 20. Miscellaneous.

20.1 Each Company will execute whenever requested by any Purchaser or Purchasers’ Agent all documents and take such actions as such Purchaser or Purchasers’ Agent may reasonably require to vest full legal title to the undivided interests in the Purchased Receivables and other Purchased Assets in such Purchaser or Purchasers’ Agent, including, without limitation, the filing of any UCC financing statements and a written assignment of any Guaranty. On and after each Purchase Date, each Company shall take such other actions as shall be necessary, or reasonably requested by any Purchaser or Purchasers’ Agent, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions.

20.2 Except with respect to the payment of the Purchase Price as provided in Section 3.2, the sole liability of Purchasers and Purchasers’ Agent for a non-monetary default hereunder shall be limited to correction (to the extent reasonably correctable) of such actions, errors or omissions within the applicable cure period as provided in this Agreement. No party shall have any liability to any other party hereunder for indirect, punitive, consequential or incidental damages of any kind or nature, including, without limitation, loss of profits or damage to or loss of use of any property, any interruption or loss of service or any loss of business, howsoever caused.

20.3 This Agreement, together with exhibits, schedules and documents incorporated by reference in this Agreement, constitutes the entire agreement between the parties in connection with the purchase and sale of the Purchased Receivables, and supersedes all prior agreements, negotiations and communications on such subject matter, whether written or oral.

20.4 The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The captions in this Agreement are for convenient reference only and are not intended as a summary of such Sections or subparts, and shall not be considered a part of this Agreement and shall not affect, limit or modify the construction or interpretation of the contents of this Agreement. All of the obligations and responsibilities of the parties as set forth in this Agreement that accrue or arise on or before the termination of this Agreement pursuant to Section 12 shall survive termination, together with all obligations and responsibilities pursuant to Sections 9, 13, 14, 17, and 19 hereof, and as otherwise provided in Section 12.

20.5 Neither Tech Data nor any other Company may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each Purchaser and Purchasers’ Agent. No Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement, except with the prior written consent of Purchasers’ Agent and Tech Data (which consent shall not be unreasonably withheld or delayed, but no such consent from Tech Data shall be required in connection with any such assignment or transfer made at the time any Default or Event of Default has occurred and is continuing under this Agreement or made by a Purchaser to its subsidiary or other Affiliate), and any such assignment or transfer by any Purchaser shall be made with respect to all of such Purchaser’s rights and obligations under this Agreement and not in part. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

20.6 If any provision or portion of this Agreement is held to be invalid, illegal, void or unenforceable by reason of any rule or law, administrative order, judicial decision, public policy, or otherwise, all other provisions of this Agreement shall nevertheless remain valid and in full force and in effect, and this Agreement shall be construed as if such invalid provision was never part of this Agreement.

20.7 The Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, shall be governed by and construed and interpreted in accordance with applicable federal law and the internal laws of the State of New York without regard to its principles of conflict of laws. It is expressly understood that changes in the performance of any party’s obligations under this Agreement necessitated by a change in interpretation of any applicable federal or state statute or regulation will not constitute a breach of this Agreement. Each Purchaser, Purchasers’ Agent, and each Company hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts located in New York, New York in respect of the interpretation and enforcement of the provisions of this Agreement.

20.8 TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PURCHASER, PURCHASERS’ AGENT, AND EACH COMPANY HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR COUNTERCLAIM ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, AND UNDER ANY THEORY OF LAW OR EQUITY, WHETHER NOW EXISTING OR HEREAFTER ARISING.

20.9 No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. No delay by any party hereto in exercising any of its rights hereunder or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of any party’s rights hereunder shall not be a waiver of, nor preclude the exercise of, any rights or remedies available to such party under this Agreement, in law or equity, or otherwise. Any waiver by any party of any breach or default of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach or default of any such provision, or a waiver of any right or rights under this Agreement.

20.10 Whenever notice or demand under the Agreement is given to or made upon any party by any other party, such notice or demand shall be given in writing, by courier, fax, or similar method, and such notice or demand shall be deemed to have been given when the fax, writing, or other form of notice or demand is either personally delivered to the party or delivered to the address set forth below. Any party may give notice of a change of address to which notices under this Agreement are to be sent by giving written notice thereof in the manner provided in this Section 20.10. Notwithstanding the foregoing, notice of intent to terminate the Agreement and notice of default shall be sent by certified mail, return receipt requested, by hand delivery, or by an overnight courier.

If to SunTrust or Purchasers’ Agent:	SunTrust Bank Mail Code GA-Atlanta-0128 303 Peachtree Street NE, 2nd Floor Atlanta, GA 30308 Attn: Sharon J. Lawrence Director, Corporate & Investment Banking

If to BNP:	BNP Paribas New York Branch 787 Seventh Avenue, 3rd Floor New York, NY 10019 Attn: Suresh Subramanian Managing Director, Global Trade Services

If to any Company:	Tech Data Corporation 5350 Tech Data Drive Clearwater, FL 33760 Attn: Charles V. Dannewitz, Senior Vice President, Tax and Treasurer

20.11 This Agreement may be executed in any number of separate counterparts, each of which taken together shall constitute an original and shall constitute one and the same Agreement, but it shall not be necessary to produce or account for more than one such counterpart. The signatures of duly authorized representatives of the parties executed on behalf of the parties hereto transmitted by facsimile shall constitute original signatures of the parties for all purposes. The warranties and representations of each Company and each Company’s obligations with respect to Commercial Disputes, to repurchase any Repurchase Receivables, to pay any other amount owed to any Purchaser or Purchasers’ Agent, to indemnify each Purchaser and Purchasers’ Agent, and to remit any amounts due to Purchasers and Purchasers’ Agent hereunder shall survive the termination of this Agreement.

20.12 Nothing expressed or implied in this Agreement is intended nor shall be construed to confer upon or give any person other than the parties hereto or their permitted successors or assigns any rights or remedies under or by reason of this Agreement.

20.13 Nothing in this Agreement shall be deemed to create a partnership or joint venture between any Purchaser or Purchasers’ Agent and any of the Companies. Except as expressly set forth herein, none of the Companies, on the one hand, nor any Purchaser or Purchasers’ Agent, on the other hand, shall have any authority to bind or commit the other.

20.14 Each of the Companies (other than Tech Data) acknowledges and agrees that it has appointed and authorized Tech Data to act as its agent and otherwise to act on its behalf with respect to all matters hereunder, including all actions to be taken by it under this Agreement, including payments to be made or received by it and notices or information to be furnished by it and Tech Data accepts such appointment. Each such Company hereby consents to and ratifies all such actions that may at any time be taken by Tech Data pursuant to the foregoing appointment and authorization. Whenever any provision of this Agreement provides for payments to be made or received, notices to be given or received, or any other action to be taken under this Agreement, all such payments, notices and other actions shall be undertaken through Tech Data, acting on behalf of, and for the benefit of, itself and each of the other Companies, and each of such other Companies hereby agrees to cooperate with Tech Data by providing information, payments, or notices, or to otherwise provide such assistance as is required for Tech Data to comply herewith.

20.15 Each Purchaser and Purchasers’ Agent that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), hereby notifies Tech Data and each other Company that pursuant to the requirements of such Act, it is required to obtain, verify and record information that identifies Tech Data and each other Company, which information includes the name and address of each of Tech Data and such Company and such other information as will allow such Purchaser or Purchasers’ Agent, as applicable, to identify Tech Data and each other Company in accordance with such Act.

Section 21. Purchasers Proceeds Investment Accounts.

Any Company may establish a Purchasers Proceeds Investment Account with a securities intermediary acceptable to Purchasers and Purchasers’ Agent for the purpose of investing proceeds of Receivables subject to the terms of this Section 21. The Servicer may transfer funds directly from the Purchasers Deposit Account to the Purchasers Proceeds Investment Account at any time and from time to time, subject to the provisions of the Control Agreement with respect to such Purchasers Deposit Account; provided, however that neither the Servicer nor any Company shall at any time deliver or permit to be delivered any funds or other items to any Purchasers Investment Account which are not delivered as a direct transfer from the Purchasers Deposit Account and which do not constitute identifiable proceeds of Purchased Receivables or identifiable proceeds of other Receivables in which Purchasers or Purchasers’ Agent has a security interest. The funds held in the Purchasers Proceeds Investment Account may not be invested in any investments which have not been approved in advance in writing by Purchasers and Purchasers’ Agent. All dividends, interest income and other investment return on the funds from time to time held in the Purchasers Proceeds Investment Account shall be and are hereby assigned by Purchasers and Purchasers’ Agent to the Servicer and shall be paid to the Servicer as additional consideration for its performance of its duties as Servicer. Servicer agrees that it will report all such amounts as its income and be responsible for paying all income and other taxes in respect thereof and shall reimburse Purchasers and Purchasers’ Agent for any losses occurring with respect to such investments to the extent such losses result in a reduction in principal or other original investment amounts. Amounts shall be payable to the Servicer from time to time upon receipt and review by Purchasers’ Agent and the Servicer of the applicable periodic statements for the Purchasers Proceeds Investment Account following the actual crediting of such amounts to the Purchasers Proceeds Investment Account.

Section 22. Amendment and Restatement.

This Agreement is an amendment and restatement of the Existing Agreement as in effect immediately prior to the Restatement Date and is not being entered into by the parties as a novation thereof. All rights and obligations of the parties shall continue in effect under the Existing Agreement on and after the date hereof, except as otherwise expressly set forth herein. Without limiting the foregoing, no Default or Event of Default existing under the Existing Agreement immediately prior to the Restatement Date shall be deemed waived or cured by the execution and delivery of this Agreement. On the Restatement Date, any and all amounts outstanding under the Existing Agreement shall continue to be outstanding under this Agreement, except to the extent such amounts are actually paid in cash on the Restatement Date. On and after the Restatement Date, all amounts to be paid by Purchasers, and all payments made to or for the account of Purchasers, shall be made in accordance with their respective pro rata shares thereof. All references to the Existing Agreement in the other agreements and documents delivered pursuant to the Existing Agreement shall be deemed to refer to and mean this Agreement, as the same may be further amended, supplemented and restated from time to time.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trade Receivables Purchase Agreement to be executed as of the day and year first above written.

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

SUNTRUST BANK, as a Purchaser and as Purchasers’ Agent

By:	/s/ Sharon J. Lawrence
Name:	Sharon J. Lawrence
Title:	Director

BNP PARIBAS, as a Purchaser

By:	/s/ Deborah Scholl
Name:	Deborah Scholl
Title:	Director

By:	/s/ William Davidson
Name:	William Davidson
Title:	Director

Exhibit A

to Trade Receivables Purchase Agreement

Form of Supplement

SUPPLEMENT NO. [    ] dated as of [                    ] to the Trade Receivables Purchase Agreement (as the same may have been previously amended, supplemented or restated, the “Agreement”) dated as of                     , 2007, among Tech Data Corporation (“Tech Data”) and each of its subsidiaries parties thereto from time to time (Tech Data and each such subsidiary, individually, a “Company” and collectively, the “Companies”), SunTrust Bank, a Georgia banking corporation (“SunTrust”), BNP Paribas, a bank organized under the laws of France acting through its New York branch (“BNP”, and together with SunTrust, “Purchasers”), and SunTrust Bank, in its capacity as administrative agent for Purchasers (in such capacity, “Purchasers Agent”).

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

B. Purchasers, Purchasers’ Agent and Tech Data have entered into the Agreement in order to set forth the terms and conditions applicable to the purchase by Purchasers of Eligible Receivables as described in the Agreement. Pursuant to Section 15 of the Agreement, each subsidiary of Tech Data which is approved by Purchasers, which provides such documents, certificates and opinions as may be requested by Purchasers and which otherwise meets the requirements necessary to become a “Company,” may elect to enter into the Agreement as an additional Company (the “New Company”) by executing this Supplement.

Accordingly, Purchasers, Purchasers’ Agent and the New Company agree as follows:

1. In accordance with Section 15 of the Agreement, the New Company by its signature below becomes a Company under the Agreement with the same force and effect as if originally named therein as a Company, and the New Company hereby (a) agrees to all the terms and provisions of the Agreement applicable to it as Company thereunder, including without limitation, the guaranty set forth in Section 14, and (b) represents and warrants that the representations and warranties made by each Company thereunder are true and correct with respect to it on and as of the date hereof. Each reference to a Company in the Agreement shall be deemed to include the New Company. The Agreement is hereby incorporated herein by reference. The New Company hereby gives its authorization, and confirms the authorization contained in the Agreement, to each Purchaser and Purchasers’ Agent to file such Uniform Commercial Code financing statements as such Purchaser and Purchasers’ Agent shall determine to be necessary or appropriate as provided in the Agreement.

2. The new Company represents and warrants to each Purchaser and Purchasers’ Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. This Supplement may be executed in counterparts each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when Purchasers and Purchasers’ Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Company and each other Purchaser. Delivery of an executed signature page to this Supplement by facsimile transmission, pdf, or other electronic means shall be as effective as delivery of a manually signed counterpart of this Supplement.

3. Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6. All communications and notices hereunder shall be in writing and given as provided in the Agreement. All communications and notices hereunder to the New Company shall be given to it in care of Tech Data at the address set forth for Tech Data in the Agreement.

7. The New Company agrees to reimburse Purchasers and Purchasers’ Agent for their respective out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for Purchasers and Purchasers’ Agent.

[signature page follows]

IN WITNESS WHEREOF, the New Company, Purchasers and Purchasers’ Agent have duly executed this Supplement to the Agreement as of the day and year first above written.

[NAME OF NEW COMPANY]

By:
Name:
Title:

SUNTRUST BANK, as Purchasers’ Agent and a Purchaser

By:
Name:
Title:

BNP PARIBAS, as a Purchaser

By:
Name:
Title:

By:
Name:
Title:

Exhibit B

to Trade Receivables Purchase Agreement

Form of Obligor Letter

SunTrust Bank

BNP Paribas

c/o SunTrust Bank, as Purchasers’ Agent

Mail Code GA-Atlanta-1802

303 Peachtree Street NE, 2nd Floor

Atlanta, GA 30308

Attn: Sharon J. Lawrence

Re:	Obligors under the Trade Receivables Purchase Agreement dated as of , 2007 among Tech Data Corporation and the affiliates of Tech Data Corporation party thereto from time to time, SunTrust Bank, BNP Paribas, and SunTrust Bank, as Purchasers’ Agent (the “Facility Agreement”)

Ladies/Gentlemen:

This letter will evidence our agreement regarding our customer to be named as an Obligor under the Facility Agreement and certain terms with respect to our Receivables arising from our sales to such Obligor. All capitalized terms used herein and not defined herein, shall have the meanings set forth in the Facility Agreement.

1. The exact legal name of the Obligor is                                         . It is a corporation/limited liability company/partnership/other, formed under the laws of the state of                     .

2. The Applicable Margin with respect to Receivables arising from sales to such Obligor shall be determined as follows:

S&P Rating/Moody’s Rating for such Obligor (or Guarantor, as applicable)	Applicable Margin

The Applicable Margin shall be determined based on the higher of the S&P Rating and the Moody’s Rating, provided, however, that for purposes of the foregoing, (i) if only one of S&P and Moody’s shall have a rating in effect for the Obligor or Guarantor, the Applicable Margin shall be determined by reference to the available rating, (ii) if neither S&P nor Moody’s shall have in effect a rating on the Obligor or Guarantor, the Applicable Margin will be the highest rate set forth above, (iii) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin shall be based on the higher of the two ratings, (iv) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the day on which such change is first announced publicly by the rating agency making such change, and (v) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

3. The Obligor (and Guarantor, as applicable) shall satisfy the following conditions at all times in order to continue its status as an approved Obligor:

a.	The Obligor (or Guarantor, as applicable) shall maintain (i) an S&P Rating of or higher, and (ii) a Moody’s Rating of or higher (the “Obligor Ratings Requirement”).

b.	The aggregate amount of Purchased Receivables outstanding at any one time owing by such Obligor shall not exceed $ , except as otherwise agreed in writing by Purchasers in their sole discretion.

[If required by Purchasers:

c.	There shall be in effect a Guaranty from covering all Eligible Receivables of the Obligor and satisfying the requirements of the Facility Agreement.]

If you are in agreement with the foregoing, please sign this letter agreement and return it to us.

Sincerely,

TECH DATA CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED THIS DAY OF , 200 :

SUNTRUST BANK, as Purchasers’ Agent and a Purchaser

By:
Name:
Title:

BNP PARIBAS, as a Purchaser

By:
Name:
Title:

By:
Name:
Title:

Exhibit C

to Trade Receivables Purchase Agreement

Form of Removal Letter

SunTrust Bank

BNP Paribas

c/o SunTrust Bank, as Purchasers’ Agent

Mail Code GA-Atlanta-1802

303 Peachtree Street NE, 2nd Floor

Atlanta, GA 30308

Attn: Sharon J. Lawrence

Re:	Obligors under the Trade Receivables Purchase Agreement dated as of , 2007 among Tech Data Corporation and the affiliates of Tech Data Corporation party thereto from time to time, SunTrust Bank, BNP Paribas, and SunTrust Bank, as Purchasers’ Agent (the “Facility Agreement”).

Ladies/Gentlemen:

This letter will evidence our agreement regarding one of our customers which was named as an Obligor under the Facility Agreement and which we now request that you remove as an Obligor under the Facility Agreement with respect to the undersigned Company. All capitalized terms used herein and not defined herein, shall have the meanings set forth in the Facility Agreement. In connection with the foregoing request, we hereby represent, warrant, covenant, and certify to you each of the following:

1. The exact legal name of the Obligor to be removed is                                         . It is a corporation/limited liability company/partnership/other, formed under the laws of the state of                     .

2. All Purchased Receivables sold by us to you with respect to such Obligor have been paid to you in full. We agree to reimburse you for any amounts which you may subsequently be required to repay with respect to any payments on such Purchased Receivables.

3. No Default or Event of Default has occurred and is continuing under the Facility Agreement, and no Default or Event of Default has occurred and is continuing under, and as defined in, the Credit Agreement.

4. All conditions described in Section 16 of the Facility Agreement for an Obligor to become a “Removed Obligor” have been satisfied in full as to such Obligor.

If you are in agreement with the foregoing, please sign this letter agreement and return it to us.

Sincerely,

TECH DATA CORPORATION or [other Company]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

SUNTRUST BANK, as Purchasers’ Agent and a Purchaser

By:
Name:
Title:

BNP PARIBAS, as a Purchaser

By:
Name:
Title:

By:
Name:
Title: